Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-176543

PROSPECTUS SUPPLEMENT

12,940,760 Shares

Common Stock

This prospectus supplement and the accompanying prospectus relate to the possible resale, from time to time, by the selling stockholders named in this prospectus supplement of up to 10,351,508 shares of our common stock, consisting of (i) 7,226,508 shares of our common stock initially issued in private placements on June 29, 2010 in connection with our formation transactions and (ii) 3,125,000 shares of our common stock initially issued on May 3, 2011 in a subsequent private placement. It also relates to the possible issuance of up to 2,589,252 shares of our common stock in exchange for common units of partnership interest, or common units, in Hudson Pacific Properties, L.P., our operating partnership, upon any redemption by one or more of the limited partners pursuant to their contractual rights, and the possible resale from time to time of some or all of such shares of common stock by the selling stockholders named in this prospectus supplement. We are registering the applicable shares of our common stock to provide the selling stockholders with freely tradable securities. The registration of the shares of our common stock covered by this prospectus supplement and the accompanying prospectus does not necessarily mean that any of the holders of common units will redeem their common units, that upon any such redemption we will elect, in our sole and absolute discretion, to exchange some or all of the common units for common stock rather than cash, or that any shares of our common stock requested for resale or received in exchange for common units will be sold by the selling stockholders.

We will receive no proceeds from any issuance of the shares of our common stock covered by this prospectus supplement and the accompanying prospectus to the selling stockholders or from any sale of the shares covered by this prospectus by the selling stockholders, but we have agreed to pay certain registration expenses.

Our common stock currently trades on the New York Stock Exchange, or NYSE, under the symbol “HPP”. On December 6, 2011, the last reported sales price of our common stock on the NYSE was $13.31 per share.

See “Risk Factors ” beginning on page 2 of the accompanying prospectus for certain risk factors relevant to an investment in our common stock.

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 7, 2011

PROSPECTUS SUPPLEMENT

SELLING STOCKHOLDERS	S-1
PLAN OF DISTRIBUTIONS	S-3

PROSPECTUS

Unless otherwise indicated or unless the context requires otherwise, references in this prospectus supplement to “we,” “our,” “us” and “our company” refer to Hudson Pacific Properties, Inc., a Maryland corporation, Hudson Pacific Properties, L.P., and any of our other subsidiaries. Hudson Pacific Properties, L.P. is a Maryland limited partnership of which we are the sole general partner and to which we refer in this prospectus as our operating partnership.

You should rely only on the information contained in this document or incorporated by reference. Neither we nor any of the selling stockholders have authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. Neither this prospectus supplement nor the accompanying prospectus is an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate and neither this prospectus supplement nor the accompanying prospectus is an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus supplement and accompanying prospectus is correct on any date after their respective dates even though this prospectus supplement and the accompanying prospectus are delivered or shares are sold pursuant to this prospectus supplement and the accompanying prospectus at a later date. Since the date of this prospectus supplement, our business, financial condition, results of operations and prospects may have changed.

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SELLING STOCKHOLDERS

The “selling stockholders” are the people or entities who may sell shares of our common stock registered pursuant to this registration statement. Such selling stockholders may currently hold shares of our common stock registered pursuant to this registration statement or may receive shares of our common stock registered pursuant to this registration statement upon exchange of common units of partnership interest, or common units, in Hudson Pacific Properties, L.P., our operating partnership. The following table provides the names of the selling stockholders, the number of shares of our common stock currently held by such selling stockholders prior to any exchange by them of common units, the maximum number of shares of our common stock issuable to such selling stockholders in such exchange and the aggregate number of shares of our common stock that will be owned by such selling stockholders after the exchange. Since the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus supplement and the accompanying prospectus or that the selling stockholders will own upon completion of the offering to which this prospectus supplement and the accompanying prospectus relates.

The selling stockholders named below and their permitted transferees, pledgees, orderees or other successors may from time to time offer the shares of our common stock offered by this prospectus supplement and the accompanying prospectus:

Name of Beneficial Owner(1)	Common Shares Owned Prior to the Exchange(2)	Common Units Owned Prior to the Exchange	Maximum Number of Common Shares Issuable in the Exchange	Common Shares Owned Following the Exchange(3)		Maximum Number of Shares to be Resold	Common Shares Owned After Resale(4)
				Number	%		Number	%
Farallon Capital Partners, L.P. (5)	1,892,172	1,813,518	1,813,518	3,705,690	10.5	3,705,690	—	—
Farallon Capital Institutional Partners, L.P. (5)	7,501,341	—	—	7,501,341	22.3	7,501,341	—	—
Farallon Capital Institutional Partners III, L.P. (5)	840,348	—	—	840,348	2.5	840,348	—	—
Victor J. Coleman(6)	375,327	402,907	402,907	778,234	2.2	520,554	257,680	*
Howard S. Stern(7) (8)	92,788	216,949	216,949	309,737	0.9	216,949	92,788	*
Morgan Stanley Smith Barney LLC(8) (9)	—	216,949	216,949	216,949	*	216,949	—	*
Glenborough Fund XIV, L.P.	—	155,878	155,878	155,878	0.5	155,878	—	—
Total	10,701,976	2,589,252	2,589,252	13,291,228		12,940,760	350,468

*	Less than 1.0 percent.
(1)	Except as otherwise noted, the selling stockholders listed below hold shares of our common stock and/or common units in our operating partnership received in connection with two private placements and/or pursuant to contribution agreements that we entered into in connection with our initial public offering.
(2)	Based on information available to us as of the date of this prospectus supplement.
(3)	Assumes that we exchange the common units of the selling stockholders for shares of our common stock. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of our common stock of only such selling stockholder. Also assumes that no transactions with respect to our common stock or common units occur other than the exchange.
(4)	Assumes that the selling stockholders sell all of their shares of our common stock offered pursuant to this prospectus supplement and the accompanying prospectus. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of our common stock of only such selling stockholder.
(5)

Farallon Partners, L.L.C., or FPLLC, is the general partner of each of Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P. and Farallon Capital Institutional Partners III, L.P., referred to collectively as the Farallon Funds, and may be deemed to beneficially own the shares of our common stock or the common units in our operating partnership held by each of the Farallon Funds. As managing members of FPLLC with the power to exercise investment discretion, each of Richard B. Fried, Daniel J. Hirsch, Monica R. Landry, Michael G. Linn, Stephen L. Millham, Rajiv A. Patel, Thomas G. Roberts, Jr., Andrew J. M. Spokes, Thomas F. Steyer, John R. Warren and Mark C. Wehrly, referred to collectively as the Farallon Managing Members, may be deemed to beneficially own the shares of our common stock or the common units in our operating partnership held by each of the Farallon Funds. Each of FPLLC and the Farallon Managing Members disclaims beneficial ownership of the shares of our common stock or the common units in our operating partnership held by the Farallon Funds, except to the extent of their respective pecuniary interest therein. All of the entities and individuals identified in this footnote disclaim group attribution. Richard B. Fried, a Farallon Managing Member, is a member of our board of directors.
(6)	Victor J. Coleman serves as Chairman and Chief Executive Officer of our company. Prior to joining our company, Mr. Coleman served as founder and managing partner of our predecessor, Hudson Capital, LLC.
(7)	Howard S. Stern serves as Director and President of our company. Prior to joining our company, Mr. Stern served as managing partner of our predecessor, Hudson Capital, LLC.
(8)	On November 22, 2011, Howard S. Stern pledged 13,798 shares of common stock and 216,949 common units to Morgan Stanley Smith Barney LLC as collateral to secure a personal loan.
(9)	As pledgee of 216,949 common units pledged by Howard S. Stern on November 22, 2011 as collateral to secure a personal loan, which common units have been registered pursuant to the registration statement to which this prospectus supplement relates. Morgan Stanley Smith Barney LLC is also pledgee of 13,798 shares of common stock pledged by Howard S. Stern as collateral to secure a personal loan, which shares of common stock were previously registered pursuant to separate registration statements.

PLAN OF DISTRIBUTION

This prospectus supplement and the accompanying prospectus relate to:

•

the possible resale, from time to time, by the selling stockholders of up to 10,351,508 shares of our common stock consisting of (i) 7,226,508 shares of our common stock initially issued in private placements on June 29, 2010 in connection with our formation transactions and (ii) 3,125,000 shares of our common stock initially issued on May 3, 2011 in a subsequent private placement.

•

the issuance by us of up to 2,589,252 shares of our common stock if, and to the extent that, the selling stockholders tender their common units for redemption and we elect, in our sole and absolute discretion, to exchange such common units for common stock in lieu of a cash redemption by our operating partnership; and

•

the offer and sale, from time to time, by the selling stockholders of some or all of those 2,589,252 shares of common stock issued pursuant to this prospectus supplement and the accompanying prospectus in exchange for common units.

We are registering the shares of our common stock to provide the holders with freely tradable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the holders.

We will not receive any proceeds from the issuance of the shares of our common stock to the selling stockholders or from the sale of such shares by the selling stockholders, but we have agreed to pay the following expenses of the registration of such shares:

•	all registration and filing fees;

•	fees and expenses for complying with securities or blue sky laws, including reasonable fees and disbursements of counsel in connection with blue sky qualifications;

•	printing expenses;

•	internal expenses including, without limitation, all salaries and expenses of our officers and employees performing legal or accounting duties;

•	the fees and expenses incurred in connection with the listing of our common stock;

•	reasonable fees and disbursements of counsel and customary fees and expenses for independent certified public accountants retained by us; and

•	the reasonable fees and expenses of any special experts retained by us in connection with the registration.

We have no obligation to pay any fees, discounts or commissions attributable to the sale of such common stock by the selling stockholders, or any out-of-pocket expenses of the selling stockholders, or the agents who manage their accounts, or any transfer taxes relating to the registration or sale of our common stock contemplated hereby.

The selling stockholders may from time to time offer and sell, transfer or otherwise dispose of any or all of the shares of our common stock covered by this prospectus supplement and the accompanying prospectus through underwriters or dealers, directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of commissions from the selling stockholders and from the purchasers of such shares for whom they may act as agent. The selling stockholders and any dealers or agents that participate in the distribution of such shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any profit on the sale of our common stock by them and any commissions received by any of these dealers or agents might be deemed to be underwriting commissions under the Securities Act.

The common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. These prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters, dealers or agents who may receive fees or commissions in connection with any such sale. The selling stockholders may dispose of the shares or interests therein by a variety of methods, including the following:

•	on any national securities exchange on which our common stock may be listed at the time of sale, including the NYSE;

•	in the over-the-counter market;

•	in transactions other than on such exchange or in the over-the-counter market, which may include privately negotiated transactions and sales directly to one or more purchasers;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	in any combination of the above or by any other legally available means.

These transactions may include block transactions (in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction) or crosses (in which the same broker-dealer acts as agent on both sides of the trade). The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus supplement and the accompanying prospectus. Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.

In connection with distribution of the shares of our common stock covered by this prospectus supplement and the accompanying prospectus:

•	the selling stockholders may enter into hedging transactions with broker-dealers;

•	the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders;

•	the selling stockholders may sell our common stock short and deliver our common stock to close out these short positions;

•

the selling stockholders may enter into option or other transactions with broker-dealers that involve the delivery of our common stock to the broker-dealers, who may then resell or otherwise transfer our common stock; and

•

the selling stockholders may loan or pledge our common stock or common units exchangeable for our common stock to a broker-dealer or other person or entity and the broker-dealer or other person or entity may sell our common stock, including common stock issued upon exchange of common units, so loaned or upon a default may sell or otherwise transfer the pledged stock.

Persons participating in the distribution of the shares of our common stock offered by this prospectus supplement and the accompanying prospectus may engage in transactions that stabilize the price of our common stock. The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of our common stock in the market and to the activities of the selling stockholders.

PROSPECTUS

12,940,760 Shares

Common Stock

This prospectus relates to the possible resale, from time to time, by the selling stockholders named in this prospectus of up to 10,351,508 shares of our common stock, consisting of (i) 7,226,508 shares of our common stock initially issued in private placements on June 29, 2010 in connection with our formation transactions and (ii) 3,125,000 shares of our common stock initially issued on May 3, 2011 in a subsequent private placement. It also relates to the possible issuance of up to 2,589,252 shares of our common stock in exchange for common units of partnership interest, or common units, in Hudson Pacific Properties, L.P., our operating partnership, upon any redemption by one or more of the limited partners pursuant to their contractual rights, and the possible resale from time to time of some or all of such shares of common stock by the selling stockholders named in this prospectus. We are registering the applicable shares of our common stock to provide the selling stockholders with freely tradable securities. The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any of the holders of common units will redeem their common units, that upon any such redemption we will elect, in our sole and absolute discretion, to exchange some or all of the common units for common stock rather than cash, or that any shares of our common stock requested for resale or received in exchange for common units will be sold by the selling stockholders.

We will receive no proceeds from any issuance of the shares of our common stock covered by this prospectus to the selling stockholders or from any sale of the shares covered by this prospectus by the selling stockholders, but we have agreed to pay certain registration expenses.

Our common stock currently trades on the New York Stock Exchange, or NYSE, under the symbol “HPP.” On September 15, 2011, the last reported sales price of our common stock on the NYSE was $12.87 per share.

See “Risk Factors” beginning on page 2 for certain risk factors relevant to an investment in our common stock.

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 16, 2011

Unless otherwise indicated or unless the context requires otherwise, references in this prospectus to “we,” “our,” “us” and “our company” refer to Hudson Pacific Properties, Inc., a Maryland corporation, Hudson Pacific Properties, L.P., and any of our other subsidiaries. Hudson Pacific Properties, L.P. is a Maryland limited partnership of which we are the sole general partner and to which we refer in this prospectus as our operating partnership.

You should rely only on the information contained in this document or incorporated by reference. Neither we nor any of the selling stockholders have authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates and this prospectus is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus is correct on any date after the date of the prospectus even though this prospectus is delivered or shares are sold pursuant to the prospectus at a later date. Since the date of the prospectus contained in this registration statement, our business, financial condition, results of operations and prospects may have changed.

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HUDSON PACIFIC PROPERTIES, INC.

We are a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties in select growth markets primarily in Northern and Southern California. Our investment strategy is focused on high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics. These markets include Los Angeles, Orange County, San Diego, San Francisco, Silicon Valley and the East Bay.

As of September 15, 2011, our portfolio includes 14 office properties, comprising an aggregate of approximately 3.4 million square feet, and two state-of-the-art media and entertainment properties, comprising approximately 544,763 square feet of office and support space and approximately 312,669 square feet of sound-stage production facilities. Our office properties were approximately 90.8% leased to approximately 175 tenants as of June 30, 2011, and our media and entertainment properties were approximately 73.8% leased for the 12 months ended June 30, 2011. We also own 1.85 acres of undeveloped land adjacent to our media and entertainment properties, which, together with redevelopment opportunities at our media and entertainment properties, could support over one million square feet of additional office and support space. Our properties are concentrated in premier submarkets that have high barriers to entry with limited supply of land, high construction costs and rigorous entitlement processes.

We have elected to be taxed as a REIT for federal income tax purposes on our federal income tax return for our taxable year ended December 31, 2010. We believe that we have operated, and we intend to continue operating, in a manner that will allow us to qualify as a REIT for federal income tax purposes commencing with such taxable year. We conduct substantially all of our business through our operating partnership, of which we serve as the sole general partner.

RISK FACTORS

Investment in our common stock involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, the risks discussed below and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, before exchanging common units for shares of our common stock or purchasing shares of our common stock from the selling stockholders. The following discussion of risk factors is not intended to be exhaustive, but to supplement those other discussions of risk factors with risk factors specific to this offering. This discussion of risk factors includes many forward-looking statements. For cautions about relying on such forward-looking statements, please refer to the section entitled “Forward-Looking Statements.”

Risks Related to Exchange of Common Units for Common Stock

The exchange of common units for our common stock is a taxable transaction.

The exchange of common units for shares of our common stock (which may occur following the tender of such common units for redemption if we elect to acquire such units for shares of our common stock) will be treated for federal income tax purposes as a sale of such common units by the limited partner making the exchange. A limited partner will recognize gain or loss for federal income tax purposes in an amount equal to the fair market value of the shares of our common stock received in the exchange, plus the amount of our operating partnership’s liabilities allocable to the common units being exchanged, less the limited partner’s adjusted tax basis in the common units exchanged. The recognition of any loss resulting from an exchange of common units for shares of our common stock is subject to a number of limitations set forth in the Internal Revenue Code of 1986, as amended, or the Code. It is possible that the amount of gain recognized or even the tax liability resulting from the gain could exceed the value of the shares of our common stock received upon the exchange. In addition, the ability of a limited partner to sell a substantial number of shares of our common stock in order to raise cash to pay tax liabilities associated with the exchange of the common units may be restricted and, as a result of stock price fluctuations, the price the limited partner receives for the shares of our common stock may not equal the value of the common units at the time of the exchange.

An investment in our common stock is different from an investment in common units.

If a limited partner exchanges his or her common units for shares of our common stock, he or she will become one of our stockholders rather than a limited partner in our operating partnership. Although the nature of an investment in our common stock is similar to an investment in common units, there are also differences between ownership of common units and ownership of our common stock. These differences include:

•	form of organization;

•	management control;

•	voting and consent rights;

•	liquidity; and

•	federal income tax considerations.

See “Exchange of Common Units for Common Stock.”

Risks Related to Ownership of Our Common Stock

Market interest rates may have an effect on the value of our common stock.

One of the factors that will influence the price of our common stock will be the dividend yield on the common stock (as a percentage of the price of our common stock, as applicable) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decrease.

The number of shares available for future sale could adversely affect the market price of our common stock.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Sales of substantial amounts of shares of our common stock in the public market, or even the perception that such sales might occur, could adversely affect the market price of the shares of our common stock. Some of the matters that may adversely affect the market price of the shares of our common stock or the terms upon which we may be able to obtain additional capital through the sale of equity securities could include: the resale of shares of common stock covered by this prospectus, the exchange of common units for our common stock, the granting, exercise or the vesting of any options or restricted stock granted to certain directors, executive officers and other employees under our equity incentive plan, the issuance of our common stock or units in our operating partnership in connection with property, portfolio or business acquisitions and other issuances of our common stock or units in our operating partnership. In addition, future sales of shares of our common stock may be dilutive to existing stockholders.

The market price and trading volume of our common stock may be volatile.

The market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations. If the per share trading price of our common stock declines significantly, you may be unable to resell your shares at or above the price at which they traded when you acquired them. We cannot assure you that the per share trading price of our common stock will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us or the real estate industry;

•	prevailing interest rates;

•	the market for similar securities;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this prospectus;

•	the extent of investor interest in our securities;

•	the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our underlying asset value;

•	investor confidence in the stock and bond markets, generally;

•	changes in tax laws;

•	future equity issuances;

•	failure to meet earnings estimates;

•	failure to meet the REIT qualification requirements and maintain our REIT status;

•	changes in our credit ratings;

•	general economic and financial market conditions;

•	the market for similar securities;

•	our issuance of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the per share trading price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities (or causing our operating partnership to issue debt securities), including medium-term notes, senior or subordinated notes and additional classes or series of preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock or preferred units and lenders with respect to other borrowings will be entitled to receive our available assets prior to distribution to the holders of our common stock. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Any shares of preferred stock that we issue in the future could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability pay dividends to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the per share trading price of our common stock and diluting their interest in us.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act). Also, documents we subsequently file with the Securities and Exchange Commission and incorporate by reference will contain forward-looking statements. In particular, statements relating to our liquidity and capital resources, portfolio performance and results of operations contain forward-looking statements. Furthermore, all of the statements regarding future financial performance (including anticipated funds from operations, or FFO, market conditions and demographics) are forward-looking statements. We are including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any such forward-looking statements. We caution investors that any forward-looking statements presented in this prospectus are based on management’s beliefs and assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “result” and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements are subject to risks, uncertainties and assumptions and may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all).

Some of the risks and uncertainties that may cause our actual results, performance, liquidity or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•	adverse economic or real estate developments in our markets;

•	general economic conditions;

•	defaults on, early terminations of or non-renewal of leases by tenants;

•	fluctuations in interest rates and increased operating costs;

•	our failure to obtain necessary outside financing;

•	our failure to generate sufficient cash flows to service our outstanding indebtedness;

•	lack or insufficient amounts of insurance;

•	decreased rental rates or increased vacancy rates;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our failure to successfully operate acquired properties and operations;

•	our failure to qualify or maintain our status as a REIT;

•	environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•	financial market fluctuations;

•	changes in real estate and zoning laws and increases in real property tax rates; and

•	other factors affecting the real estate industry generally.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Accordingly, investors should use caution in relying on past forward-looking statements, which were based on results and trends at the time they were made, to anticipate future results or trends. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors,” including the risks incorporated therein from our most recent Annual Report on Form 10-K, as updated by our future filings.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part pursuant to our contractual obligation to the holders of our common stock and common units named in the section entitled “Selling Stockholders.” We will not receive any of the proceeds from the issuance of shares of our common stock to such holders or the resale of shares of our common stock from time to time by such holders. However, we will pay registration expenses, which we estimate to be approximately $146,408.

DESCRIPTION OF STOCK

The following description of the material terms of the stock of our company does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our charter, including the articles supplementary setting forth the terms of our series B preferred stock, and our bylaws, as amended, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 490 million shares of common stock, $0.01 par value per share, or common stock, and 10 million shares of preferred stock, $0.01 par value per share, or preferred stock, of which 3,600,000 shares are classified and designated as shares of series B preferred stock. Our charter authorizes our board of directors, with the approval of a majority of the entire board and without any action by our stockholders, to amend our charter to increase or decrease the aggregate number of shares of stock or, subject to the rights of holders of our 8.375% series B cumulative redeemable preferred stock, $0.01 par value per share, or our series B preferred stock, the number of shares of stock of any class or series that we have the authority to issue. As of September 15, 2011, 33,572,454 shares of our common stock are issued and outstanding.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

Subject to the preferential rights of the holders of series B preferred stock and any other class or series of our stock, and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our board of directors out of funds legally available therefor and declared by us, and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of our company.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of our stock (including our series B preferred stock), the holders of shares of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of the votes cast.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights, and have no preemptive rights to subscribe for any securities of our company. Our charter provides that our stockholders generally have no appraisal rights unless our board of directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our common stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for the approval of these matters by a majority of the votes entitled to be cast on the matter, except for the limited rights of holders of series B preferred stock described below under the heading “—Preferred Stock—8.375% Series B Preferred Stock” to approve certain amendments to our charter, and except that the approval of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast is required to remove a director elected by holders of our common stock or to amend the provisions of our charter relating to the removal of directors and the vote required to amend the removal provisions. Holders of outstanding shares of series B preferred stock, voting together as a single class with the holders of all outstanding shares of any other similarly-affected class or series of parity preferred stock upon which like voting rights have been conferred, have the exclusive right to vote on any amendment to our charter on which holders of our series B preferred stock are entitled to vote and that would alter only the contract rights, as expressly set forth in our charter, of the series B preferred stock and such other class(es) and series of parity preferred stock, and the holders of any other class(es) or series of our stock, including our common stock, will not be entitled to vote on such an amendment. Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity all of the equity interests of which are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our operating partnership or its wholly owned subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, to establish the designation and number of shares of each such class or series and to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of preferred stock into one or more classes or series of stock. Prior to issuance of shares of each new class or series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over shares of our common stock with respect to dividends, distributions or rights upon liquidation or with other terms or conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for our common stock or that our common stockholders otherwise believe to be in their best interests.

8.375% Series B Preferred Stock

We currently have outstanding 3,500,000 shares of our 8.375% series B cumulative redeemable preferred stock, or series B preferred stock. Our series B preferred stock is listed on the NYSE under the symbol “HPP Pr B.” Dividends on outstanding shares of our series B preferred stock are cumulative from the date of original issue and are payable quarterly in arrears at the rate of 8.375% per annum of its $25.00 liquidation preference, or $2.09375 per annum per share.

If following a change of control of our company, either our series B preferred stock (or any preferred stock of the surviving entity that is issued in exchange for our series B preferred stock) or the common stock of the surviving entity, as applicable, is not listed on the NYSE or quoted on the NASDAQ Stock Market, or NASDAQ (or listed or quoted on a successor exchange or quotation system), dividends on outstanding shares of our series B preferred stock will accrue and be cumulative from, and including, the first date on which both the change of control occurred and either our series B preferred stock (or any preferred stock of the surviving entity that is issued in exchange for our series B preferred stock) or the common stock of the surviving entity, as applicable, is not so listed or quoted, at the increased rate of 12.375% per annum per share of the liquidation preference of our series B preferred stock (equivalent to $3.09375 per annum per share), for as long as either our series B preferred stock (or any preferred stock of the surviving entity that is issued in exchange for our series B preferred stock) or the common stock of the surviving entity, as applicable, is not so listed or quoted.

Except in instances relating to preservation of our qualification as a REIT or in connection with a change of control of our company, our series B preferred stock is not redeemable prior to December 10, 2015. On and after December 10, 2015, we may redeem our series B preferred stock in whole, at any time, or in part, from time to time, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If at any time following a change of control either our series B preferred stock (or any preferred stock of the surviving entity that is issued in exchange for our series B preferred stock) or the common stock of the surviving entity, as applicable, is not listed on the NYSE or quoted on NASDAQ (or listed or quoted on a successor exchange or quotation system), we will have the option to redeem our series B preferred stock, in whole but not in part, within 90 days after the first date on which both the change of control has occurred and our series B preferred stock is not so listed or quoted, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to, but not including, the redemption date. Our series B preferred stock has no maturity date and will remain outstanding indefinitely unless redeemed by us, and it is not subject to any sinking fund or mandatory redemption and is not convertible into or exchangeable for any property or any other securities.

Upon any liquidation, dissolution or winding up of our company, holders of our series B preferred stock will have the right to receive $25.00 per share, plus an amount per share equal to all accumulated and unpaid dividends (whether or not earned or declared) to, but not including, the date of payment, before any payments or distributions are made to holders of our common stock or other junior securities.

Holders of our series B preferred stock generally have no voting rights except that, if we are in arrears on dividends on our series B preferred stock for six or more quarterly periods (whether or not consecutive), the holders of our series B preferred stock, voting together as a single class with the holders of all other classes and series of parity preferred stock upon which like voting rights have been conferred and are exercisable, will have the right to elect an additional two directors until all such dividends and dividends for the then current quarterly period on our series B preferred stock have been paid or declared and set aside for payment in full. In addition, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding shares of our series B preferred stock, voting together as a single class with holders of all other similarly-affected classes and series of parity preferred stock upon which like voting rights have been conferred, is required to authorize, create or increase the authorized number of shares of any class or series of our stock having rights senior to our series B preferred stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up or to amend our charter, whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of our series B preferred stock, unless in connection with any such amendment, alteration or repeal, our series B preferred stock remains outstanding without the terms thereof being materially and adversely affected or is converted into or exchanged for preferred equity interests in the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to those of our series B preferred stock (taking into account that we may not be the surviving entity).

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of our common stock or preferred stock in one or more classes or series and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Subject to the rights of holders of series B preferred stock to approve the classification or issuance of shares, or increase in the number of authorized shares, of a class or series of our stock ranking senior to the series B preferred stock, the additional classes or series of stock, as well as the additional authorized shares of stock, will be available for issuance without further action by our stockholders unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or that our common stockholders otherwise believe to be in their best interests. See “Material Provisions of Maryland Law and of Our Charter and Bylaws—Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account certain options to acquire shares of stock) may be owned, directly, indirectly or through attribution, by five or fewer individuals (for this purpose, the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our common stock, series B preferred stock and capital stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock or of our series B preferred stock, excluding any shares of common stock or series B preferred stock, respectively, that are not treated as outstanding for federal income tax purposes, or 9.8% (in value) of the aggregate of the outstanding shares of all classes and series of our capital stock. We refer to each of these restrictions as an “ownership limit” and collectively as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock or series B preferred stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock or series B preferred stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% in value or in number of shares (whichever is more restrictive) of our outstanding common stock or series B preferred stock, as applicable, and thereby violate the applicable ownership limit.

Our board of directors may, in its sole and absolute discretion, prospectively or retroactively, waive one or more of the ownership limits with respect to a particular person if, among other limitations, it determines that:

•	such waiver will not cause any individual (for this purpose, the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust) to own, actually or beneficially, more than 9.8% in value of the aggregate of the outstanding shares of all classes or series of our capital stock; and

•

subject to certain exceptions, such person does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.

As a condition of granting a waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors in its sole and absolute discretion in order to determine or ensure our status as a REIT or such representations and/or undertakings as are reasonably necessary to make the determinations above. Our board of directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

In connection with past offerings of our common stock, our board of directors granted funds affiliated with Farallon Capital Management, L.L.C., or the Farallon Funds, and certain of their affiliates, which we refer to collectively as the Farallon excepted holders, exemptions from the ownership limits, subject to various conditions and limitations. During the time that such waivers were or are effective, each Farallon excepted holder was or is subject to an increased ownership limit applicable to such holder, or the excepted holder limit. As a condition to granting such excepted holder limits, the Farallon excepted holders made certain representations and covenants to us, including representations that, to their best knowledge, as a result of their ownership of shares of our common stock, no other person (other than our operating partnership) actually, beneficially, or constructively owns shares of our common stock in excess of the ownership limit and that, as of certain applicable dates, they did not actually or constructively own, or reasonably anticipate so owning, in excess of 9.9% of the outstanding equity interests in any of the tenants that we have disclosed to the Farallon excepted holders in accordance with the terms of such waivers. Before we enter into or acquire a lease with a new tenant, we are obligated to disclose the new tenant to the Farallon excepted holders, and such holders have one business day to inform us as to whether they actually or constructively own, or reasonably anticipate so owning, more than 9.9% of the equity interests in such tenant. If they do own such an interest, if we enter into a lease with that tenant, the rent from that tenant would fail to qualify under the REIT income tests. If this rent could prevent us from satisfying the REIT gross income tests, then our charter would require that the number of shares owned by the Farallon excepted holders in excess of the ownership limit be automatically transferred to a trust as described below. If this occurs, and the Farallon excepted holders gave us advance notice of their tenant ownership as described above, we would be obligated to indemnify the Farallon excepted holders for any damages they suffer as a result of the transfer of shares to the trust. In addition, even if the Farallon excepted holders do not own one of our tenants, in connection with the granting of their exemption, they may later acquire over 9.9% of the equity interests in that tenant provided (i) our annual income from that tenant and other tenants in which they own over a 9.9% interest would not exceed 2% of our gross income; and (ii) such ownership could not otherwise cause us to fail to qualify as a REIT. As a result, ownership of our tenants by the Farallon excepted holders may increase our nonqualifying income or prevent us from entering into certain leases with certain tenants. The representations and covenants made by the Farallon excepted holders in connection with the granting of the exemptions are intended to ensure that, despite granting such exemptions, we will continue to qualify as a REIT. The Farallon excepted holders must inform us if any of these representations becomes untrue or is violated, in which case they will lose their excepted holder limit. Subject to certain conditions, we may reduce the excepted holder limit (but not below the ownership limit) if the Farallon excepted holders actually, beneficially or constructively own fewer shares than the excepted holder limit for a specified period. Our board of directors has granted to our operating partnership an exemption from the ownership limits. In addition, our board of directors has granted to each of Cohen & Steers Capital Management, Inc. and Morgan Stanley Investment Management Inc. (and certain of its affiliates) an exemption from the ownership limits, based on certain representations and covenants made to us by each such holder regarding its ownership and disposition of shares of our common stock, and has granted to each of Brookfield Investment Management Inc., Cohen & Steers Capital Management, Inc., Forward Management LLC

(and certain of its affiliates) and Security Capital Research & Management Incorporated (and certain of its affiliates) an exemption from the ownership limits, based on certain representations and covenants made to us by each such holder regarding its ownership and disposition of shares of our series B preferred stock. We believe that these exemptions will not jeopardize our status as a REIT for federal income tax purposes.

In connection with a waiver of an ownership limit or at any other time, our board of directors may increase or decrease one or more of the ownership limits, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock will violate the decreased ownership limit. Our board of directors may not increase or decrease any ownership limit if the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49% in value of our outstanding stock or could cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT.

Our charter provisions further prohibit:

•

any person from actually, beneficially or constructively owning shares of our capital stock that could result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•

any person from transferring shares of our capital stock if such transfer would result in shares of our capital stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

The ownership limits and other restrictions on ownership and transfer of our stock described above will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors, or could result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last sales price reported on the NYSE on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the last sales price reported on the NYSE on the date we, or our designee, accepts such offer. We must reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We will pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or persons, designated by the trustee, who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of our stock. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last sales price reported on the NYSE on the day of the event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee must reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if, prior to discovery by us that shares of our stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our board of directors or a committee thereof determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors or such committee may take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the company to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person that is an actual, beneficial or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for an actual, beneficial or constructive owner must, on request, disclose to us such information as we may request in good faith in order to determine our status as a REIT and comply with requirements of any taxing authority or governmental authority or determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stock that our stockholders otherwise believe to be in their best interest.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and series B preferred stock is Computershare Trust Company, N.A.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF HUDSON PACIFIC PROPERTIES, L.P.

We have summarized the material terms and provisions of the Second Amended and Restated Agreement of Limited Partnership of Hudson Pacific Properties, L.P., which we refer to as the “partnership agreement.” This summary is not complete. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is part. For purposes of this section, references to “we,” “our,” “us,” “our company” and the “general partner” refer to Hudson Pacific Properties, Inc. in our capacity as the general partner of our operating partnership.

General

All of our assets are held by, and substantially all of our operations are conducted through, our operating partnership, either directly or through subsidiaries. We are the general partner of the operating partnership and, as of September 15, 2011, we own approximately 93% of the outstanding common units in the operating partnership.

Certain persons who contributed interests in properties and/or other assets pursuant to the formation transactions related to our initial public offering received common units or series A preferred units of partnership interest in our operating partnership, or series A preferred units. Holders of common units are generally entitled to share in cash distributions from, and in the profits and losses of, the operating partnership in proportion to their respective percentage interests of common units if and to the extent authorized by us and subject to the preferential rights of holders of outstanding preferred units, including series A preferred units and 8.375% Series B Cumulative Redeemable Preferred Units of partnership interest in our operating partnership, which we refer to as series B preferred units. Series A preferred units rank senior to any other partnership interest and holders of series A preferred units are entitled to receive preferential cash distributions, a liquidation preference in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the operating partnership (but only to the extent consistent with a liquidation in accordance with positive capital account balances), as well as certain conversion and redemption rights as described below in “—Material Terms of Our Series A Preferred Units.” Series B preferred units rank junior to the series A preferred units and senior to the common units and, subject to the rights of holders of series A preferred units, holders of series B preferred units are entitled to receive preferential cash distributions and a liquidation preference in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the operating partnership that are substantially similar to those of the series B preferred stock (but, in the case of distributions upon the liquidation, dissolution or winding up of the affairs of the operating partnership, only to the extent consistent with a liquidation in accordance with positive capital account balances). Series B preferred units are also subject to redemption by the operating partnership in connection with our reacquisition of shares of series B preferred stock. See “Description of Stock—Preferred Stock—8.375% Series B Preferred Stock.” The units in the operating partnership are not listed on any exchange or quoted on any national market system.

Provisions in the partnership agreement could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. These provisions also make it more difficult for third parties to alter the management structure of the operating partnership without the concurrence of our board of directors. These provisions include, among others:

•	redemption rights of qualifying parties;

•	transfer restrictions on units, including our common units;

•

our ability, as general partner, in some cases, to amend the partnership agreement and to cause our operating partnership to issue preferred units with terms that we, in our capacity as the general partner of our operating partnership, may determine, without the consent of the limited partners;

•	the right of the limited partners to consent to transfers of our general partnership interest and mergers involving us under specified circumstances; and

•

restrictions on debt levels and equity requirements pursuant to the terms of our series A preferred units, as well as required distributions to holders of series A preferred units of our operating partnership, following certain changes of control of us.

Purposes, Business and Management

The purpose of the operating partnership includes the conduct of any business, enterprise or activity permitted by or under the Maryland Revised Uniform Limited Partnership Act. The operating partnership may enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity. However, the operating partnership may not, without our consent, take, or refrain from taking, any action that, in our judgment, in our sole and absolute discretion:

•	could adversely affect our ability to continue to qualify as a REIT;

•	could subject us to any taxes under Code Section 857 or Code Section 4981 or any other related or successor provision under the Code; or

•	could violate any law or regulation of any governmental body or agency having jurisdiction over us, our securities or the operating partnership.

In general, our board of directors manages the business and affairs of the operating partnership by directing our business and affairs, in our capacity as the general partner of the operating partnership.

Except as otherwise expressly provided in the partnership agreement, all management powers over the business and affairs of the operating partnership are exclusively vested in us, in our capacity as the general partner of the operating partnership. No limited partner or any other person to whom one or more partnership units has been transferred may, in its capacity as a limited partner or assignee, participate in or exercise control or management power over the business and affairs of the operating partnership. The general partner may not be removed by the partners with or without cause, except with the general partner’s consent. In addition to the powers granted to the general partner under applicable law or that are granted to the general partner under any other provision of the partnership agreement, the general partner, subject to the other provisions of the partnership agreement (including the restrictions on the general partner’s authority described below), has the full and exclusive power and authority to do all things deemed necessary or desirable by the general partner to conduct the business of the operating partnership, to exercise or direct the exercise of all powers of the operating partnership and to effectuate the purposes of the operating partnership. The operating partnership may incur debt or enter into credit, guarantee, financing or refinancing arrangements for any purpose, including, without limitation, in connection with any acquisition of properties, upon such terms as the general partner determines to be appropriate. Except in connection with certain transactions involving the general partner discussed in “—Restrictions on Mergers, Sales, Transfers and Other Significant Transactions of the General Partner” and “—Material Terms of Series A Preferred Units—Voting and Consent Rights,” the general partner may authorize the operating partnership to dispose of any, all or substantially all of the assets (including the goodwill) of the operating partnership or merge, consolidate, reorganize or otherwise combine with or into another entity. With limited exceptions, the general partner is authorized to execute, deliver and perform agreements and transactions on behalf of the operating partnership without any further act, approval or vote of the limited partners.

Restrictions on General Partner’s Authority

The general partner may not take any action in contravention of the partnership agreement. The general partner may not, without the prior consent of a majority in interest of the partners (including us), undertake any actions on behalf of the operating partnership, or enter into any transaction, that would have the effect of amending, modifying or terminating the partnership agreement, except as provided in the partnership agreement. For a description of the provisions of the partnership agreement permitting the general partner to amend the partnership agreement without the consent of the limited partners see “—Amendment of the Partnership Agreement—Amendment by the General Partner without the Consent of the Limited Partners.” The general partner may not, without the prior consent of a majority in interest of the limited partners holding common units (excluding us and any limited partner a majority of whose equity is owned, directly or indirectly, by us), transfer all or any portion of its interest in the operating partnership, withdraw as the general partner of the operating partnership or admit into the operating partnership any successor general partners, subject to the exceptions discussed in “—Transfers and Withdrawals—Restrictions on Transfers by General Partner.”

In addition, the general partner may not amend the partnership agreement or take any action on behalf of the operating partnership, without the prior consent of each partner adversely affected by such amendment or action, if such amendment or action would:

•	convert a limited partner into a general partner;

•	modify the limited liability of a limited partner;

•

alter the rights of any limited partner to receive the distributions to which such partner is entitled, or alter the allocations specified in the partnership agreement, except in connection with the creation and issuance of any class or series of units, to the extent permitted by the partnership agreement;

•	alter or modify the redemption rights or conversion rights of limited partners and certain qualifying assignees or the related definitions;

•	alter the restrictions on the general partner’s ability to transfer all or any portion of its interest in the operating partnership or voluntarily withdraw as the general partner;

•

enter into any contract, mortgage, loan or other agreement that expressly prohibits or restricts, or has the effect of prohibiting or restricting, the general partner or the operating partnership from performing its obligations in connection with the redemption of units or any limited partner from exercising its redemption or conversion rights under the partnership agreement;

•	remove, alter or amend certain provisions of the partnership agreement related to the requirements for us to qualify as a REIT or permitting us to avoid paying tax under Code Sections 857 or 4981;

•	reduce any limited partners’ rights to indemnification;

•	create any liability of the limited partners not already provided in the partnership agreement; or

•	amend the provisions of the partnership agreement requiring the consent of each affected partner before taking any of the actions described above.

Additional Limited Partners

Subject to the rights of limited partners holding series A preferred units, the general partner may cause the operating partnership to issue additional units from time to time, on terms and conditions and for such capital contributions as may be established by the general partner in its sole and absolute discretion. The net capital contribution need not be equal for all limited partners. No person may be admitted as an additional limited partner without the general partner’s consent, which consent may be given or withheld in its sole and absolute discretion.

No action or consent by the limited partners is required in connection with the admission of any additional limited partner. The general partner is expressly authorized to cause the operating partnership to issue additional units:

•	upon the conversion, redemption or exchange of any debt, units or other securities issued by the operating partnership;

•	for less than fair market value, so long as the general partner concludes in good faith that such issuance is in the best interests of the general partner and the operating partnership; and

•	in connection with any merger of any other entity into the operating partnership.

Subject to the rights of the limited partners holding series A preferred units, any additional units may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption (including, without limitation, terms that may be senior or otherwise entitled to preference over existing units) as the general partner shall determine, in its sole and absolute discretion without the approval of any limited partner or any other person. Without limiting the generality of the foregoing, the general partner has authority to specify:

•	the allocations of items of partnership income, gain, loss, deduction and credit to each such class or series of units;

•	the right of each such class or series of units to share in distributions;

•	the rights of each such class or series of units upon dissolution and liquidation of the operating partnership;

•	the voting rights, if any, of each such class or series of units; and

•	the conversion, redemption or exchange rights applicable to each such class or series of units.

Ability to Engage in Other Businesses; Conflicts of Interest

We may not conduct any business other than in connection with the ownership, acquisition and disposition of partnership interests, the management of the business of the operating partnership, our operation as a reporting company with a class or classes of securities registered under the Exchange Act, our operations as a REIT, the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests related to our operating partnership or its assets or activities or our activities in our capacity as general partner, financing or refinancing of any type related to the operating partnership or its assets or activities, and such activities as are incidental to those activities discussed above. We may, however, in our sole and absolute discretion, from time to time hold or acquire assets in our own name or otherwise other than through the operating partnership so long as we take commercially reasonable measures to ensure that the economic benefits and burdens of such property are otherwise vested in the operating partnership.

Distributions

We are required to cause the operating partnership to distribute quarterly, or on a more or less frequent basis as we may determine, all, or such portion as we may in our sole and absolute discretion determine, of the available cash (as such term is defined in the partnership agreement) generated by the operating partnership during such quarter to us and the limited partners:

•

first, with respect to the series A preferred units and any other units that are entitled to any preference in distribution, in accordance with the rights of such class or classes of units, and, within such class or classes, among the holders of such units, pro rata in proportion to their respective percentage interests;

•

second, with respect to the series B preferred units and any other units ranking on parity with the series B preferred units as to distributions, in accordance with the rights of holders of such units, as applicable, and, within such class, among the holders of such units, pro rata in proportion to their respective percentage interests; and

•

third, with respect to any units that are not entitled to any preference in distribution, including common units, in accordance with the rights of holders of such units, as applicable, and, within such class, among the holders of such units, pro rata in proportion to their respective percentage interests.

Distributions payable with respect to any units that were not outstanding during the entire quarterly period in respect of which a distribution is made, other than units issued to us in connection with the issuance of shares of our common or preferred stock, will be prorated based on the portion of the period that such units were outstanding.

Allocations

Net income or net loss of our operating partnership will generally be allocated to us, as the general partner, and to the limited partners in accordance with the partners’ respective interests in the operating partnership. Allocations of net income will be made, first, to holders of series A preferred units to the extent of the accrued preferred return on such units and then to us to the extent of the accrued preferred return on our series B preferred units. Any remaining net income will be allocated to holders of common units. Allocations to holders of common units will generally be made proportionately to all such holders in respect of such units. However, in some cases gain or loss may be disproportionately allocated to partners who have contributed appreciated property or guaranteed debt of our operating partnership. The allocations described above are subject to special rules relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury Regulations. See “Federal Income Tax Considerations—Taxation of Our Company—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

Reimbursement of Expenses; Transactions with Our Affiliates and Us

We are not entitled to receive any compensation for our services as the general partner of our operating partnership. Through our interest in our operating partnership, we have the same right to distributions as other holders of common units. In addition, the operating partnership is required to reimburse us for all amounts expended by us in connection with the operating partnership’s business, including expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the operating partnership, compensation of our officers and employees and officers and employees of the operating partnership, including payments under future compensation plans that may provide for stock units, or phantom stock, pursuant to which our employees or employees of the operating partnership will receive payments based upon dividends on or the value of our common stock, director or manager fees and expenses and all costs and expenses that we incur in connection with our being a public company, including costs of filings with the Securities and Exchange Commission, reports and other distributions to our stockholders. The operating partnership is required to reimburse us for all expenses incurred by us relating to any offering of stock, including any underwriting discounts or commissions in such case based on the percentage of the net proceeds from such issuance contributed to or otherwise made available to the operating partnership. Any reimbursement will be reduced by the amount of any interest that we earn on funds we hold on behalf of the operating partnership.

Except as expressly permitted by the partnership agreement, we and our affiliates may not engage in any transactions with the operating partnership except on terms we determine in good faith to be fair and reasonable.

Our Liability and that of the Limited Partners

We, as general partner of the operating partnership, are ultimately liable for all general recourse obligations of the operating partnership to the extent not paid by the operating partnership. We are not liable for the nonrecourse obligations of the operating partnership.

Except as may be provided in the terms of any class or series of units, the limited partners are not required to make additional contributions to the operating partnership. Assuming that a limited partner does not take part in the control of the business of the operating partnership, the liability of the limited partner for obligations of the operating partnership under the partnership agreement and the Maryland Revised Uniform Limited Partnership Act is generally limited to the loss of the limited partner’s investment in the operating partnership represented by such limited partner’s units.

Exculpation and Indemnification

The partnership agreement generally provides that we, as general partner, and any of our respective directors or officers will incur no liability to the operating partnership, or any limited partner or assignee, for losses sustained or liabilities incurred or benefits not derived as a result of errors in judgment, mistakes of fact or law or any acts or omissions if we or such officer or director acted in good faith. The partnership agreement also provides that we will not be liable to the operating partnership or any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by the operating partnership or any limited partner, except for liability for our intentional harm or gross negligence. In addition, we, as general partner, are not responsible to our operating partnership for any misconduct or negligence on the part of our employees or agents, provided we appointed such employees or agents in good faith. We, as general partner, may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action we take or omit to take in reliance upon the opinion of such persons, as to matters which we, as general partner, reasonably believe to be within their professional or expert competence, will be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

The partnership agreement also provides for the indemnification of us, as general partner, and our directors, officers and employees, officers and employees of the operating partnership and such other persons as we, as general partner, may from time to time designate from and against any and all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings that relate to the operations of the operating partnership, provided that such person will not be indemnified for (i) any act or omission of such person that was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) in the case of any criminal proceeding, any act or omission that such person had reason to believe was unlawful, or (iii) any transaction for which such person actually received an improper personal benefit in money, property or services or otherwise, in violation or breach of any provision of the partnership agreement. The operating partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. The operating partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification (other than an action to enforce such person’s right to indemnification under the partnership agreement) without our approval or if the person is found to be liable to the operating partnership on any portion of any claim in the action.

The partnership agreement also provides for the indemnification of each of the limited partners of our operating partnership, their affiliates and each of their respective directors, officers, stockholders and any other individual acting on its or their behalf, from and against any costs incurred by such person resulting from any litigation or other proceeding in which any limited partner is named as a defendant or any claim threatened or asserted against any limited partner that relates to the operations of the operating partnership or any obligation assumed by the operating partnership, unless such costs are the result of intentional harm or gross negligence on the part of, or a breach of partnership agreement by, such limited partner.

Sales of Partnership Assets; Mergers; Consolidations

Under the partnership agreement, the general partner generally has the authority to cause the operating partnership to sell all or substantially all of the assets of the operating partnership or to merge, consolidate or otherwise combine its assets with another entity, without the consent or approval of any limited partner, subject to certain limitations described below. However, in connection with the acquisition of properties from persons to whom the general partner issued units as part of the purchase price, in order to preserve such persons’ tax deferral, the general partner may contractually agree, in general, not to sell or otherwise transfer the properties for a specified period of time, or in some instances, not to sell or otherwise transfer the properties without compensating the sellers of the properties for their loss of the tax deferral.

Redemption Rights of Limited Partners

After 14 months of becoming a holder of common units, each limited partner and some assignees have the right, subject to the terms and conditions set forth in the partnership agreement, to require the operating partnership to redeem all or a portion of the common units held by such party in exchange for a cash amount per common unit equal to the value of one share of our common stock, as determined in accordance with, and subject to adjustment as provided in, the partnership agreement. The operating partnership’s obligation to effect a redemption, however, will not arise or be binding against the operating partnership unless and until we, as general partner, decline or fail to exercise our prior and independent right to acquire such common units in exchange for common stock.

On or before the close of business on the fifth business day after a limited partner gives us a notice of redemption with respect to common units, we may, in our sole and absolute discretion but subject to the restrictions on ownership and transfer of our stock discussed in “Description of Stock—Restrictions on Ownership and Transfer,” acquire some or all of the tendered common units from the tendering party in exchange for shares of common stock, based on an exchange ratio of one share of common stock for each common unit, subject to adjustment as provided in the partnership agreement. The partnership agreement does not obligate us to register, qualify or list any common stock issued in exchange for common units with the Securities and Exchange Commission, with any state securities commissioner, department or agency, or with any stock exchange. Common stock issued in exchange for common units pursuant to the partnership agreement may contain legends regarding restrictions under the Securities Act and applicable state securities laws as we in good faith determine to be necessary or advisable in order to ensure compliance with securities laws.

Our operating partnership is required to redeem series B preferred units from us in connection with any redemption by us of shares of series B preferred stock. See “Description of Stock—Preferred Stock—8.375% Series B Preferred Stock.”

The partnership agreement also provides redemption rights with respect to our series A preferred units as described below in “—Material Terms of Our Series A Preferred Units.”

Transfers and Withdrawals

The partnership agreement restricts the transferability of units. Any transfer or purported transfer of a unit not made in accordance with the partnership agreement will be void.

Restrictions on Transfer by Limited Partners

Until the expiration of 14 months from the date on which a limited partner first acquired units, such limited partner generally may not, without our consent, directly or indirectly transfer all or any portion of its units to any transferee, except for certain permitted transfers to certain affiliates, family members and charities, transfers by a person who was a limited partner upon the completion of our initial public offering to its shareholders, members, partners or beneficiaries and certain pledges of units to lending institutions in connection with bona fide loans.

After the expiration of 14 months from the date on which a limited partner first acquired units, in addition to the permitted transfers described above, such limited partner has the right to transfer all or any portion of its units to any person that is an “accredited investor,” subject to the satisfaction of conditions specified in the partnership agreement, including minimum transfer requirements and our right of first refusal. For purposes of this transfer restriction, “accredited investor” has the meaning set forth in Rule 501 promulgated under the Securities Act. It is a condition to any transfer that the transferee assumes by operation of law or express agreement all of the obligations of the transferor limited partner under the partnership agreement with respect to such units, and no such transfer will relieve the transferor limited partner of its obligations under the partnership agreement without our approval, in our sole and absolute discretion. This transfer restriction does not apply to a statutory merger or consolidation pursuant to which all obligations and liabilities of the limited partner are assumed by a successor corporation by operation of law.

In connection with any transfer of units other than a permitted transfer, we will have the right to require an opinion of counsel reasonably satisfactory to us to the effect that the proposed transfer may be effected without registration under the Securities Act, and will not otherwise violate any federal or state securities laws or regulations applicable to the operating partnership or the partnership interests or units transferred.

No transfer by a limited partner of its units, including in connection with any redemption or any acquisition of partnership interests or units by us or by the operating partnership, may be made to any person without our consent if:

•	it could result in the operating partnership being treated as an association taxable as a corporation for federal income tax purposes;

•	it could result in a termination of our operating partnership under Code Section 708;

•

it could be treated as effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Code Section 7704 and the Treasury Regulations promulgated thereunder; or

•

it could result in the operating partnership being unable to qualify for one or more of the “safe harbors” set forth in Treasury Regulations Section 1.7704-1 (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code).

In addition, except in the case of permitted transfers, we have a right of first refusal with respect to any proposed transfers by other limited partners, exercisable within ten business days of notice of the transfer and a description of the proposed consideration to be paid for the operating partnership units.

Admission of Substituted Limited Partners

No limited partner will have the right to substitute a transferee as a limited partner in its place. A transferee of the interest of a limited partner may be admitted as a substituted limited partner only with our consent, which consent may be given or withheld in our sole and absolute discretion. If we in our sole and absolute discretion, do not consent to the admission of any permitted transferee as a substituted limited partner, such transferee will be considered an assignee for purposes of the partnership agreement. An assignee will be entitled to all the rights of an assignee of a limited partnership interest under the partnership agreement and the Maryland Revised Uniform Limited Partnership Act, including the right to receive distributions from the operating partnership and the share of net income, net losses and other items of income, gain, loss, deduction and credit of the operating partnership attributable to the units assigned to such transferee and the rights to transfer and redemption of the units provided in the partnership agreement, but will not be deemed to be a limited partner for any other purpose under the partnership agreement or the Maryland Revised Uniform Limited Partnership Act, and will not be entitled to effect a consent or vote with respect to such units on any matter presented to the limited partners for approval. The right to consent or vote, to the extent provided in the partnership agreement or under the Maryland Revised Uniform Limited Partnership Act, will fully remain with the transferor limited partner.

Restrictions on Transfers by General Partner

We, as general partner, may not transfer any of our units or other partnership interest, whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise, unless:

•

we transfer our units in a merger, consolidation or other combination of our assets with another entity, a sale of all or substantially all of our assets or a reclassification, recapitalization or change in any outstanding shares of the our stock described below in “—Restrictions on Mergers, Sales, Transfers and Other Significant Transactions of the General Partner” or we receive the prior consent of a majority in interest of the limited partners holding common units (excluding us and any limited partner whose equity is owned, directly or indirectly, by us);

•	the transferee is admitted as a general partner pursuant to the terms of the partnership agreement;

•

the transferee assumes, by operation of law or express agreement, all of the obligations of the general partner under the partnership agreement with respect to such transferred partnership interest; and

•

the transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of the partnership agreement with respect to the partnership interest so acquired and the admission of such transferee as the general partner.

Restrictions on Transfers by Any Partner

Units and other partnership interests may be transferred only on the first day of a fiscal quarter unless we otherwise agree. No partner may transfer any units, including in connection with any redemption or acquisition of partnership interests or units by us or by the operating partnership, if:

•	the proposed transferee lacks the legal right, power or capacity to own the interest or units to be transferred;

•	the proposed transfer would violate applicable law;

•

the proposed transfer is of any component portion of a partnership interest, such as a partner’s capital account or rights to distributions, separate and apart from all other components of the partner’s interest in our operating partnership, unless we consent, which we may give or withhold in our sole and absolute discretion;

•

the proposed transfer could cause us or any of our affiliates to fail to comply with the requirements under the Code for qualifying as a REIT or “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2));

•

the proposed transfer could, based on the advice of counsel to us or the operating partnership, cause a termination of the operating partnership for federal or state income tax purposes (other than as a result of the redemption (or acquisition by us) of all units held by all limited partners or with our consent, which we may give or withhold in our sole and absolute discretion);

•

the proposed transfer could, based on the advice of legal counsel to the operating partnership, cause the operating partnership to cease to be classified as a partnership for federal income tax purposes (other than as a result of the redemption (or acquisition by us) of all units held by all limited partners);

•

the proposed transfer would cause the operating partnership to become, with respect to any employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c));

•

the proposed transfer could, based on the advice of counsel to us or the operating partnership, cause any portion of the assets of the operating partnership to constitute assets of any employee benefit plan pursuant to United States Department of Labor Regulations Section 2510.3-101;

•	the proposed transfer requires the registration of such partnership interest or units under any applicable Federal or state securities laws;

•

the proposed transfer (1) could be treated as effectuated through an “established securities market” or a “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder, (2) could cause the operating partnership to become a “publicly traded partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code, (3) could cause the operating partnership to have more than 100 partners or cause the partnership interest initially issued to such partner to be held by more than three partners, including, for these purposes, certain persons indirectly owning an interest in the operating partnership through an entity treated as a partnership or S corporation or disregarded entity for federal income tax purposes, or (4) could cause the operating partnership to fail one or more of the “safe harbors” set forth in Treasury Regulations Section 1.7704-1, except, in any case, with our consent, which we may give or withhold in our sole and absolute discretion;

•	the proposed transfer would cause the operating partnership (as opposed to us) to become a reporting company under the Exchange Act; or

•	the proposed transfer would subject the operating partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

Withdrawal of Partners

We may not voluntarily withdraw as a general partner of the operating partnership without the consent of a majority in interest of the limited partners holding common units (excluding us and any limited partner 50% or more of whose equity is owned, directly or indirectly, by us) other than upon the transfer of our entire interest in the operating partnership and the admission of our successor as a general partner of the operating partnership. A limited partner of the operating partnership may withdraw from the operating partnership only as a result of a transfer of the limited partner’s entire interest in the operating partnership units in accordance with the partnership agreement and the admission of the limited partner’s successor as a limited partner of the operating partnership or as a result of the redemption or acquisition by us of the limited partner’s entire interest in the operating partnership.

Restrictions on Mergers, Sales, Transfers and Other Significant Transactions of the General Partner

We may not merge, consolidate or otherwise combine our assets with another entity, or sell all or substantially all of our assets not in the ordinary course of our business, or reclassify, recapitalize or change the terms of our outstanding common equity interests (other than in connection with a stock split, reverse stock split, stock dividend, change in par value, increase in authorized shares, designation or issuance of new classes of equity securities or any event that does not require the approval of our stockholders), unless:

•

such event has been approved by the consent of a majority in interest of the partners, including us, and all limited partners holding common units will receive, or will have the right to elect to receive, for each common unit, consideration that is equivalent to the greatest amount of cash, securities or other property received by a holder of one share of our common stock; and, if such event occurs in connection with a purchase, tender or exchange offer, each holder of common units has the right to receive, or elect to receive, the greatest amount of cash, securities or other property that such holder of units would have received had it exercised its right to redemption pursuant to the partnership agreement and received shares of our common stock in exchange for its units immediately before the expiration of the purchase, tender or exchange offer and had accepted the purchase, tender or exchange offer; or

•

substantially all of the assets of our operating partnership are to be owned by a surviving entity in which our limited partners holding common units will hold a percentage interest based on the relative fair market value of the net assets of the operating partnership and the other net assets of such entity, which interest will be on terms that are at least as favorable as the terms of the common units and will include a right to redeem interests in such entity for the consideration described in the preceding bullet, cash on similar terms as those with respect to the common units or, if common equity securities of the person controlling the surviving entity are publicly traded, such common equity securities.

Amendment of the Partnership Agreement

Amendments to the partnership agreement may be proposed only by the general partner or by limited partners holding 25% or more of the partnership interests held by limited partners. Following such proposal, the general partner must submit to the partners entitled to vote thereon any proposed amendment that, pursuant to the terms of the partnership agreement, requires the consent, approval or vote of such partners. The general partner may seek the written consent of the partners entitled to vote on the proposed amendment or call a meeting of the partners to vote on the proposed amendment and to transact any other business that it may deem appropriate. If the general partner seeks the written consent of the partners entitled to vote on a proposed amendment, the general partner may require a response within a reasonable specified time, but not less than 15 days, and failure to respond in such time period shall constitute a partner’s consent consistent with the general partner’s recommendation, if any, with respect to the proposed amendment.

Amendment by the General Partner without the Consent of the Limited Partners

The general partner has the power, without the consent of the limited partners, to amend the partnership agreement as may be required to facilitate or implement any of the following purposes:

•	to add to its obligations as general partner or surrender any right or power granted to it or any of its affiliates for the benefit of the limited partners;

•	to reflect the admission, substitution or withdrawal of partners, the transfer of any partnership interest or the termination of the operating partnership in accordance with the partnership agreement;

•

to reflect a change that is of an inconsequential nature or does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement;

•

subject to certain rights of limited partners holding series A preferred units, to set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the holders of any additional partnership interests issued pursuant to the partnership agreement;

•	to reflect the termination of the series A preferred units if and from the time that all of the series A preferred units shall no longer be, or be deemed to be, outstanding for any purpose;

•	to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

•

to reflect such changes as are reasonably necessary for the general partner to maintain its status as a REIT or to reflect the transfer of all or any part of a partnership interest among the general partner and any entity treated as a disregarded entity with respect to the general partner for federal income tax purposes;

•

to modify the manner in which items of net income or net loss are allocated or the manner in which capital accounts are adjusted, computed, or maintained (but in each case only to the extent provided by the partnership agreement); and

•	to reflect the issuance of additional partnership interests permitted under the partnership agreement.

Amendment With the Consent of the Limited Partners

Except as discussed above and under “—Material Terms of Our Series A Preferred Units—Voting and Consent Rights,” the general partner may amend the partnership agreement only with the consent of the partners, including the general partner.

Procedures for Actions and Consents of Partners

Meetings of the partners may be called by the general partner at any time in its own discretion, and must be called by the general partner upon the written request of limited partners holding 25% or more of the partnership interests held by limited partners. Notice of any such meeting must be given to all partners entitled to act at the meeting not less than seven days nor more than 60 days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Each meeting of partners will be conducted by the general partner or such other person as it may appoint pursuant to such rules for the conduct of the meeting as it or such other person deems appropriate in its sole and absolute discretion. Whenever the vote or consent of partners is permitted or required under the partnership agreement, such vote or consent may be given at a meeting of partners or may be given by written consent. Any action required or permitted to be taken at a meeting of the partners may be taken without a meeting if a written consent is signed by partners holding a majority in interest of the outstanding partnership interests, including the general partner (or such other percentage as is expressly required by the partnership agreement for the action in question). The series B preferred units do not carry any voting rights, and our ownership of series B preferred units does not increase our voting power on any matter that requires approval by partners holding a majority (or other percentage) in interest of the outstanding partnership interests.

Dissolution

The operating partnership will dissolve, and its affairs will be wound up, upon the first to occur of any of the following:

•

the removal of the last remaining general partner in accordance with the partnership agreement, the withdrawal of the last remaining general partner in violation of the partnership agreement, the death, adjudication of incompetency, dissolution or other termination of the legal existence of the last remaining general partner or the occurrence of certain events relating to the bankruptcy or insolvency of the last remaining general partner unless, within 90 days after the withdrawal, a majority in interest of the limited partners remaining agree in writing, in their sole and absolute discretion, to continue the business of the operating partnership and to the appointment, effective as of the date of such withdrawal, of a successor general partner;

•	an election to dissolve the operating partnership made by the general partner in its sole and absolute discretion, with or without the consent of the partners;

•	the entry of a decree of judicial dissolution of the operating partnership pursuant to the provisions of the Maryland Revised Uniform Limited Partnership Act;

•

the occurrence of any sale or other disposition of all or substantially all of the assets of the operating partnership not in the ordinary course of its business or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the operating partnership not in the ordinary course of its business; or

•	the redemption, or acquisition by us or our operating partnership, of all partnership interests other than partnership interests held by us.

Upon dissolution of the operating partnership, or, in the event that there is no remaining general partner, a liquidator will proceed to liquidate the assets of the operating partnership and apply the proceeds from such liquidation in the order of priority set forth in the partnership agreement.

Tax Matters

Pursuant to the partnership agreement, we, as the general partner, are the tax matters partner of our operating partnership, and in such capacity, have the authority to handle tax audits on behalf of the operating partnership. In addition, as the general partner, we have the authority to arrange for the preparation and filing of the operating partnership’s tax returns and to make tax elections under the Code on behalf of the operating partnership.

Material Terms of Our Series A Preferred Units

The following is a discussion of certain of the rights, privileges and preferences of the series A preferred units.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the operating partnership, holders of series A preferred units will be entitled to receive and be paid in cash an amount equal to $25.00 per preferred unit plus any accrued and unpaid distributions before any distribution or payment may be made with respect to any other series or class of partnership interest ranking junior to the series A preferred units (but only to the extent consistent with a liquidation in accordance with positive capital account balances).

Distributions

Holders of series A preferred units are entitled to receive, when, as and if declared by the operating partnership, out of available cash, cumulative preferential cash distributions in an amount equal to 6.25% per annum of the $25.00 liquidation preference per unit from the date of issuance of such unit, payable quarterly in arrears on or before the last calendar day of March, June, September and December of each year, commencing on the first of such dates to occur after the completion of our initial public offering. Distributions that are due but unpaid will accumulate and compound quarterly. If any such preferential distribution payments for any past quarterly period are in arrears, no distributions may be authorized or paid on any other series or class of partnership interest ranking junior to the series A preferred units, nor shall any other series or class of partnership interests ranking junior to the series A preferred units be redeemed, purchased or acquired by the operating partnership or us, except for:

•

a redemption of common units from us in connection with a redemption or repurchase by us of common stock for cash pursuant to the restrictions on ownership and transfer of our stock described in “Description of Stock—Restrictions on Ownership and Transfer” or a redemption of preferred units from us in connection with a redemption or repurchase by us of outstanding preferred stock for cash;

•	the acquisition by us of common units tendered for redemption with shares of our common stock; or

•	the conversion into or exchange for shares of our common stock or units ranking junior to the series A preferred units with no cash distributed.

Redemption Rights

Beginning on June 29, 2013, each limited partner holding series A preferred units and certain assignees will have the right, subject to the terms and conditions set forth in the partnership agreement, to require the operating partnership to redeem all or a portion of their series A preferred units in exchange for a cash redemption price equal to $25.00 per unit plus any accrued distributions that have not been paid on or prior to the redemption date. The operating partnership’s obligation to effect a redemption, however, will not arise or be binding against the operating partnership unless and until we, as general partner, decline or fail to exercise our prior and independent right to acquire such preferred units in exchange for shares of our common stock that are issued under an effective registration statement under the Securities Act.

Any notice of redemption must be delivered at least 30 business days prior to the last day of the calendar quarter in which the redemption right is being exercised. On or before the close of business on the tenth business day after such a notice of redemption is received, we may, in our sole and absolute discretion but subject to the restrictions on ownership and transfer of our stock discussed in “Description of Stock—Restrictions on Ownership and Transfer,” acquire some or all of the tendered series A preferred units in exchange for a number of registered shares of our common stock per unit with a value equal to the redemption price per unit, such value to be based on the ten-day trailing average closing price of our common stock calculated as of the business day immediately prior to the date of redemption.

Conversion Rights

Beginning on June 29, 2013, each limited partner holding series A preferred units and certain assignees will have the right, subject to the terms and conditions set forth in the partnership agreement, to convert all or any portion of its series A preferred units into a number of common units with a value equal to the aggregate redemption price of the series A preferred units tendered for conversion, the value of such common units to be based on the ten-day trailing average closing price of our common stock calculated as of the business day immediately prior to the date of redemption. Any such conversion of series A preferred units will be deemed to have been made at the close of business on the date that we, as general partner, receive notice of conversion.

In the event of a recapitalization, reclassification or change of outstanding common units (other than a subdivision or combination of outstanding common units), a merger, sale or other business combination of our operating partnership, a sale, conveyance or lease to another or entity of all or substantially all of the operating partnership’s property and assets (other than to one or more of our subsidiaries) or an exchange of substantially all of the outstanding common units for securities of another entity, in each case in which holders of common units are entitled to receive securities, other property or assets with respect to or in exchange for their common units, qualifying holders of series A preferred units will thereafter be entitled to convert their series A preferred units into the kind and amount of securities or other consideration that such holder would have owned or been entitled to receive upon such a business combination if such holder had converted its series A preferred units into common units immediately before the business combination.

Voting and Consent Rights

Generally, the series A preferred units are entitled to limited voting rights and in most cases vote on an as-converted basis with the holders of common units on any matter on which all limited partners are entitled to vote. However, so long as any series A preferred units remain outstanding, the consent of the limited partners holding a majority in interest of series A preferred units other than any limited partner 50% or more of whose equity is owned, directly or indirectly, by us will be required to:

•

authorize, designate or issue any class or series of partnership interests ranking pari passu with or senior to the series A preferred units with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the affairs of the operating partnership;

•	increase the authorized or issued amount of series A preferred units; or

•

amend, alter or repeal the terms of the series A preferred units, whether by merger, consolidation, transfer or conveyance of all or substantially all of the operating partnership’s assets or otherwise, so as to materially and adversely affect any right, preference or privilege of the series A preferred units, except that, so long as the series A preferred units remain outstanding following any such merger, consolidation, transfer or conveyance of all or substantially all of the operating partnership’s assets with the terms thereof materially unchanged, taking into account that, upon the occurrence of such an event, the operating partnership may not be the surviving entity and the surviving entity may not be a limited partnership, the occurrence of such an event will not be deemed to materially and adversely affect the rights, preferences or privileges of the series A preferred units and, in such case, no consent of limited partners holding series A preferred units would be required.

•

except as discussed below under “—General Partner Fundamental Change,” effect a “fundamental change,” which is generally defined as a merger, consolidation or other combination of our assets with another entity, a sale of all or substantially all of our assets not in the ordinary course of our business, a reclassification, recapitalization or change in the terms of our outstanding common equity interests (other than in connection with a stock split, reverse stock split, stock dividend, change in par value, increase in authorized shares, designation or issuance of new classes of equity securities or any event that does not require the approval of our stockholders), as a result of which our stock ceases to be publicly traded or common units cease to be exchangeable (at our option) for publicly traded shares of our stock.

General Partner Fundamental Change

Without the approval of limited partners holding a majority in interest of the series A preferred units, we may not engage in a “fundamental change,” unless upon consummation of such a fundamental change transaction the partnership agreement or other organizational documents of any successor to the operating partnership will contain certain provisions requiring our operating partnership or such successor to:

•	make minimum tax distributions to holders of our series A preferred units;

•	continue to own an aggregate of at least 33% of the equity in our operating partnership through the ownership of equity interests which are subordinate to our series A preferred units; and

•

refrain from incurring additional indebtedness if its ratio of total indebtedness to gross asset value exceeds 50%, or allow this leverage ratio to exceed 60%, so long as series A preferred units remain outstanding.

In connection with any fundamental change transaction, the operating partnership has the right to redeem all or any portion of the then outstanding series A preferred units for cash per unit equal to the redemption price.

EXCHANGE OF COMMON UNITS FOR COMMON STOCK

For purposes of this section, references to “we,” “our,” “us” and “our company” refer only to Hudson Pacific Properties, Inc.

Terms of the Exchange

After 14 months of becoming a holder of common units, each limited partner (other than us) and some assignees have the right, subject to the terms and conditions set forth in the partnership agreement, to require the operating partnership to redeem all or a portion of the common units held by such party in exchange for a cash amount per common unit equal to the value of one share of our common stock, as determined in accordance with, and subject to adjustment as provided in, the partnership agreement. The operating partnership’s obligation to effect a redemption, however, will not arise or be binding against the operating partnership unless and until we, as general partner, decline or fail to exercise our prior and independent right to purchase such common units in exchange for shares of our common stock, pursuant to the partnership agreement.

On or after August 29, 2011, the selling stockholders may require our operating partnership to redeem their common units for cash by delivering to us a notice of redemption. Upon receipt of the notice of redemption, we may, in our sole and absolute discretion, subject to the limitations on ownership and transfer of our common stock set forth in our charter, elect to acquire some or all of the tendered common units from the tendering party in exchange for shares of our common stock, based on an exchange ratio of one common share for each unit, subject to adjustment as provided in the partnership agreement.

The holders of common units which may be exchanged for shares of our common stock issued under this prospectus, together with those stockholders who received shares of our common stock in the formation transactions and in the June 29, 2010 and May 3, 2011 private placements, are referred to as the “selling stockholders.” The selling stockholders hold an aggregate of 2,589,252 common units.

Once we receive a notice of redemption from a limited partner holding common units, we will determine whether to purchase the tendering partner’s common units for shares of our common stock. If we decide to purchase the tendering limited partner’s common units in exchange for shares of our common stock, we must give written notice of this election to the tendering limited partner on or before the close of business on the fifth business day after we receive the notice of redemption from the limited partner. Any shares of our common stock that we issue in exchange for common units tendered for redemption will be duly authorized, validly issued, fully paid and nonassessable shares, free of any pledge, lien, encumbrance or restriction derivative of us or the operating partnership other than those provided in:

•	our charter;

•	the Securities Act; and

•	relevant state securities or blue sky laws.

Each tendering partner will continue to own all common units tendered for redemption, and be treated as a limited partner with respect to the common units for all purposes, until the common units are either paid for by the operating partnership (in the case of a redemption for cash) or transferred to us and paid for by the issuance of shares of our common stock (in the case of a purchase by us of such tendering partner’s common units). Until that time, the limited partner will have no rights as one of our stockholders with respect to the shares issued under this prospectus.

Conditions to the Exchange

We may issue shares of our common stock in exchange for common units to a tendering partner only if each of the following conditions is satisfied or waived:

•	the exchange would not cause the tendering partner or any other person to violate the ownership limits or the other restrictions on ownership and transfer of our stock set forth in our charter;

•	the exchange is for at least 1,000 common units, or, if less than 1,000 common units, all of the common units held by the tendering partner;

•

if the exchange is effected during the period after a record date that we establish for a distribution from our operating partnership to its partners and before a record date that we establish for a distribution to our common stockholders of some or all of our portion of such distribution, such tendering partner must pay to the general partner on the date of the exchange an amount in cash equal to the portion of the distribution received from the operating partnership in respect of the common units exchanged for shares of our common stock, insofar as such distribution relates to the same period for which such tendering party would receive a distribution in respect of such shares; and

•

the consummation of any redemption or exchange will be subject to the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Comparison of the Rights, Privileges and Preferences of Ownership of Common Units and Common Stock

Generally, the nature of an investment in our common stock is similar in several respects to an investment in common units of our operating partnership. Holders of our common stock and holders of common units generally receive the same distributions. Common stockholders and holders of common units generally share in the risks and rewards of ownership in our business conducted through our operating partnership. However, there are differences between ownership of common units and ownership of our common stock, some of which may be material to investors. See “Description of Stock,” “Description of the Partnership Agreement of Hudson Pacific Properties, L.P.” and “Material Provisions of Maryland Law and of Our Charter and Bylaws.”

Holders of common units should carefully review the rest of this prospectus and the registration statement of which this prospectus is a part, and the documents we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, particularly our charter, our bylaws and the partnership agreement, for additional important information about us.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be established, increased or decreased only by a majority of our entire board of directors but may not be fewer than the minimum number required under the MGCL nor, unless our bylaws are amended, more than 15.

At each annual meeting of our stockholders, our stockholders will elect each of our directors to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies under the MGCL. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast in the election of directors. Additionally, in the event that we are in arrears on dividends on our series B preferred stock for six or more quarterly periods, whether or not consecutive, holders of our series B preferred stock, voting together as a single class with all other classes and series of parity preferred stock upon which like voting rights have been conferred and are exercisable, will have the right to elect an additional two directors until all such dividends and dividends for the then current quarterly period on our series B preferred stock have been paid or declared and set aside for payment in full.

We have elected by a provision of our charter to be subject to a provision of Maryland law requiring that, except as otherwise provided in the terms of any class or series of our stock, vacancies on our board of directors may be filled only by the remaining directors and that any individual elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor is duly elected and qualifies. Our charter provides that only holders of series B preferred stock and parity preferred stock may fill vacancies among the directors entitled to be elected by the holders of series B preferred stock and parity preferred stock.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships (other than vacancies among any directors elected by holders of our series B preferred stock pursuant to their right to elect an additional two directors to our board in certain circumstances as described above), may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees. In addition, any director elected to our board by the holders of our series B preferred stock and any class or series of parity preferred stock in the circumstances described above may only be removed by a vote of the holders of a majority of the outstanding shares of series B preferred stock and all classes and series of such parity preferred stock.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted from the business combination provisions of the MGCL, and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to, business combinations between us and any interested stockholder that have been approved by our board, including a majority of our directors who are not affiliated with the interested stockholder, unless our board in the future alters or repeals this resolution. As a result, anyone who is or later becomes an interested stockholder may be able to enter into business combinations with us without compliance by our company with the five-year moratorium, supermajority vote requirements and the other provisions of the statute.

We cannot assure you that our board of directors will not opt to be subject to such business combination provisions in the future. However, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to exercise or direct the exercise of the voting power in the election of directors generally but excluding: (1) the person who has made or proposes to make the control share acquisition, (2) any officer of the corporation or (3) any employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all control share acquisitions by any person of shares of our stock. Our board of directors may amend or eliminate this provision at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•	a majority requirement for the calling of a special meeting of stockholders.

We have elected by a provision in our charter to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require a two-thirds vote for the removal of any director elected by holders of our common stock from the board, which removal must be for cause, (2) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and (3) require, unless called by the chairman of our board of directors, our president, our chief executive officer or our board of directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. We have not elected to create a classified board. In the future, our board of directors may elect, without stockholder approval, to create a classified board or adopt one or more of the other provisions of Subtitle 8.

Amendments to Our Charter and Bylaws

Our charter generally may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter, except that (i) the provisions of our charter relating to the removal of directors and the vote required to amend the removal provision may be amended only with the approval of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter and (ii) certain amendments to our charter, whether by merger, consolidation, transfer or conveyance of all or substantially all of our assets, or otherwise, that would materially and adversely affect the terms of our series B preferred stock must be approved by the holders of the outstanding shares of our series B preferred stock entitled to cast at least two-thirds of the votes entitled to be cast on the matter, voting together as a single class with holders of shares of any similarly-affected class or series of parity preferred stock upon which like voting rights have been conferred. Holders of outstanding shares of series B preferred stock, voting together as a single class with the holders of outstanding shares of any other similarly-affected class or series of parity preferred stock upon which like voting rights have been conferred, have the exclusive right to vote on any amendments to our charter on which holders of series B preferred stock are entitled to vote and that would alter only the contract rights, as expressly set forth in our charter, of the series B preferred stock and such other class(es) and series of parity preferred stock, and the holders of shares of any other class(es) or series of our stock, including our common stock, will not be entitled to vote on such an amendment. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws or to make new bylaws.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders will be held each year at a date and time determined by our board of directors. Special meetings of stockholders may be called only by our board of directors, the chairman of our board of directors, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders to act on any matter must be called by our secretary upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast at such meeting on such matter who have requested the special meeting in accordance with the procedures set forth in, and provided the information and certifications required by, our bylaws. In addition, at any time that holders of our series B preferred stock and any other class or series of parity preferred stock upon which like voting rights have been conferred have the right to elect two directors, but such directors have not been elected, our secretary is required to call a special meeting for the purpose of electing the preferred stock directors upon the written request of the holders of record of 10% of the outstanding shares of series B preferred stock and such parity preferred stock, if this request is received more than 90 days before the date fixed for our next annual meeting of our stockholders. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

•

with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•

by a stockholder who was a stockholder of record both at the time the stockholder provides the notice required by our bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or such other business and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our bylaws; and

•

with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders, and nominations of individuals for election to our board of directors may be made only:

•	by or at the direction of our board of directors; or

•

provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time the stockholder provides the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in, and provided the information and certifications required by, our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The supermajority vote required to remove directors, our election to be subject to the provision of Subtitle 8 generally vesting in our board of directors the exclusive power to fill vacancies on our board of directors, the limited rights of holders of series B preferred stock to vote on certain mergers or consolidations involving us or transfers of all or substantially all of our assets and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or that our common stockholders otherwise believe to be in their best interests. Likewise, if our board of directors were to elect to be subject to the provision of Subtitle 8 providing for a classified board or if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written unsecured undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that he or she did not meet the standard of conduct.

Our charter authorizes us to obligate our company and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

The partnership agreement of our operating partnership also provides that we, as general partner, and our directors, officers and employees, officers and employees of our operating partnership and our designees are indemnified against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, except (1) if the act or omission of such person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) for any transaction for which such person received an improper personal benefit in money, property or services or otherwise, in violation or breach of any provision of the partnership agreement, or (3) in the case of a criminal proceeding, if the person had reasonable cause to believe the act or omission was unlawful. The operating partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. The operating partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification (other than an action to enforce such person’s right to indemnification under the partnership agreement) without our approval or if the person is found to be liable to the operating partnership on any portion of any claim in the action. See “Description of the Partnership Agreement of Hudson Pacific Properties, L.P.—Exculpation and Indemnification.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors.

Restrictions on Ownership and Transfer of our Stock

Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in continuing to qualify as a REIT. Subject to certain exceptions, our charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock or of our series B preferred stock, or 9.8% (in value) of the aggregate of the outstanding shares of all classes and series of our capital stock. For more information regarding these and other restrictions on the ownership and transfer of our stock imposed by our charter and the remedies for a violation of such restrictions, see “Description of Stock—Restrictions on Ownership and Transfer.”

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interest to continue to be qualified as a REIT.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations regarding our company, the exercise of redemption rights with respect to the common units, and the acquisition, ownership or disposition of our common stock. For purposes of this discussion, references to “we,” “our” and “us” mean only Hudson Pacific Properties, Inc., and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on:

•	the Internal Revenue Code of 1986, as amended, or the Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	the legislative history of the Code;

•	administrative interpretations and practices of the Internal Revenue Service, or the IRS; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences associated with the exercise of redemption rights with respect to the common units, the acquisition, ownership, or disposition of our common stock or our election to be taxed as a REIT.

You are urged to consult your tax advisors regarding the tax consequences to you of:

•	the exercise of redemption rights with respect to the common units;

•	the acquisition, ownership or disposition of our common stock, including the federal, state, local, non-U.S. and other tax consequences;

•	our election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in applicable tax laws.

Tax Consequences of the Exercise of Redemption Rights

If you are a holder of common units and you exercise your right to require our operating partnership to redeem all or part of your common units, and we elect to acquire some or all of your common units in exchange for our common stock, the exchange will be a taxable transaction. You generally will recognize gain in an amount equal to the value of the common stock received, plus the amount of liabilities of our operating partnership allocable to your common units being acquired, less your tax basis in those units. The recognition of any loss is subject to a number of limitations set forth in the Code. The character of any gain or loss as capital or ordinary will depend on the nature of the assets of our operating partnership at the time of the exchange. The tax treatment of any redemption of your units by our operating partnership for cash may be similar, depending on your circumstances.

Taxation of Our Company

General

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 2010. We believe that we have been organized and have operated in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 2010, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof.

Latham & Watkins LLP has acted as our tax counsel in connection with this prospectus and our election to be taxed as a REIT. Latham & Watkins LLP has rendered an opinion to us to the effect that, commencing with our taxable year ended December 31, 2010, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Further, the anticipated federal income tax treatment described in this discussion may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to the date of such opinion.

Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•

Third, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•

Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•

Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•

Sixth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•

Seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•

Eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•

Ninth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the C corporation’s basis in the asset, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation.

•	Tenth, our subsidiaries that are C corporations, including our “taxable REIT subsidiaries,” generally will be required to pay federal corporate income tax on their earnings.

•

Eleventh, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” See “—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

•	Twelfth, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our common stock.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized and have operated in a manner that has or, as applicable, will allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. A description of the share ownership and transfer restrictions relating to our outstanding common stock is contained in the discussion in this prospectus under the heading “Description of Stock—Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes in which it owns an interest, is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

We have control of our operating partnership and the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. We currently own an interest in one taxable REIT subsidiary and may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below. See “—Asset Tests.”

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•

The amount of rent is not based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•

Neither we nor an actual or constructive owner of 10% or more of our capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary. We currently lease space to wholly owned subsidiaries of our taxable REIT subsidiary at our media and entertainment properties and may, from time to time, enter into additional leases with one or more taxable REIT subsidiaries. To the extent any rent from such lease does not satisfy the 90% rental exception described above, our receipt of such rent will not qualify under the gross income tests;

•

Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary. Our taxable REIT subsidiary indirectly owns certain personal property leased to tenants at our media and entertainment properties and, from time to time, one or more of our taxable REIT subsidiaries may own personal property leased to tenants at other properties; and

•

We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services, or a taxable REIT subsidiary (which may be wholly or partially owned by us) to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Certain wholly owned subsidiaries of our taxable REIT subsidiary (which is our services company) provide non-customary services to certain of our tenants at our media and entertainment properties and, from time to time, one or more taxable REIT subsidiaries may provide non-customary services to our tenants at these and other properties. Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend, and as a general partner of our operating partnership, do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax counsel, that the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value. Moreover, in connection with granting the excepted holder limits to the Farallon excepted holders, we have obtained representations from these entities in order to ensure that we generally will not be deemed to own an interest in any of our tenants, or in the event we are treated as owning such an interest as a result of granting such waiver, we will not derive nonqualifying rental income in excess of certain thresholds.

Some of our leases are in the form of licenses and have terms of less than 30 days (“short-term licenses”). The treatment of rents derived with respect to these short-term licenses for purposes of the gross income tests is not entirely clear. We believe that rents derived with respect to these short-term licenses should qualify as “rents from real property” for purposes of the gross income tests, although there can be no assurance that the IRS will not take a contrary position. If the payments we receive in connection with such short-term licenses do not qualify as “rents from real property,” such payments would not be treated as qualifying income for purposes of the gross income tests.

Income we receive that is attributable to the rental of parking spaces at the properties generally will constitute rents from real property for purposes of the gross income tests if certain services provided with respect to the parking spaces are performed by independent contractors from whom we derive no revenue, either directly or indirectly, or by a taxable REIT subsidiary, and certain other conditions are met. We believe that the income we receive that is attributable to parking spaces meets these tests and, accordingly, will constitute rents from real property for purposes of the gross income tests.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

To the extent our taxable REIT subsidiaries pay dividends, we generally will derive our allocable share of such dividend income through our interest in our operating partnership. Such dividend income will qualify under the 95%, but not the 75%, gross income test.

We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•

following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our operating partnership’s investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Currently, certain wholly owned subsidiaries of our taxable REIT subsidiary (which is our services company) provide services to certain of our tenants and pay rent to us and, from time to time, we may enter into additional leases with our taxable REIT subsidiaries that also provide services to our tenants. We believe we have set, and we intend to set in the future, any fees paid to our taxable REIT subsidiaries for such services, and any rent payable to us by our taxable REIT subsidiaries, at arm’s length rates, although the amounts paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid, or on the excess rents paid to us.

Asset Tests

At the close of each calendar quarter of our taxable year, we must also satisfy certain tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities (including securities of taxable REIT subsidiaries), other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Our operating partnership currently owns 100% of the securities of a corporation that has elected, together with us, to be treated as our taxable REIT subsidiary. So long as this corporation qualifies as our taxable REIT subsidiary, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of its securities. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiary and our other securities (other than those securities includable in the 75% asset test) has not exceeded, and in the future will not exceed, 25% of the aggregate value of our gross assets. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through our operating partnership) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of increasing our interest in our operating partnership). For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise their redemption/exchange rights. Accordingly, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in our operating partnership), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to maintain, adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30 day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our operating partnership’s overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe that we have made, and we intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership authorizes us, as general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements, while preserving our cash.

Pursuant to recent guidance issued by the IRS, certain part-stock and part-cash dividends distributed by publicly traded REITs with respect to calendar years 2008 through 2011, and in some cases declared as late as December 31, 2012, will be treated as distributions for purposes of the REIT distribution requirements. Under the terms of this guidance, up to 90% of distributions by a REIT could be paid in shares of its stock. If we make such a distribution, taxable stockholders would be required to include the full amount of the dividend (i.e., the cash and the stock portion) as ordinary income (subject to limited exceptions), to the extent of our current and accumulated earnings and profits for federal income tax purposes, as described under the headings “—Federal Income Tax Considerations for Holders of Our Common Stock—Taxation of Taxable U.S. Stockholders—Distributions Generally” and “—Federal Income Tax Considerations for Holders of Our Common Stock—Taxation of Non-U.S. Stockholders—Distributions Generally.” As a result, our stockholders could recognize taxable income in excess of the cash received and may be required to pay tax with respect to such dividends in excess of the cash received. If a taxable stockholder sells the stock it receives as a dividend, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of the stock at the time of the sale. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify

If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. See “Federal Income Tax Considerations—Federal Income Tax Considerations for Holders of Our Common Stock—Taxation of Taxable U.S. Stockholders—Tax Rates” for a discussion of the scheduled “sunset” of the preferential tax rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General. All of our investments are held indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which we believe have been and will continue to be treated as partnerships or disregarded entities for federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax.

Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See “—Taxation of Our Company.”

Entity Classification. Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities). For example, an entity that would otherwise be treated as a partnership for federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. We do not anticipate that our operating partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation. However, if any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Our Company—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our operating partnership or a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment. We believe our operating partnership and each of our other partnerships and limited liability companies have been and will continue to be treated as partnerships or disregarded entities for federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction. The operating partnership agreement generally provides that allocations of net income will be made first to holders of series A preferred units to the extent of the accrued preferred return on such units and then to us to the extent of the accrued preferred return on our series B preferred units. To the extent we issue a new class of preferred stock, we expect to contribute the net proceeds from such issuance to the operating partnership in exchange for a new class of preferred units, which will be entitled to allocations of net income in accordance with their terms. Any remaining net income will be allocated to holders of common units. Allocations to holders of common units will generally be made proportionately to all such holders in respect of such units. Certain limited partners have guaranteed debt of our operating partnership, indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guaranties or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our operating partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our operating partnership, which net loss would have otherwise been allocable to us.

If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution, as adjusted from time to time. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Our operating partnership may, from time to time, acquire interests in property in exchange for interests in our operating partnership. In that case, the tax basis of these property interests generally carries over to the operating partnership, notwithstanding their different book (i.e., fair market) value (this difference is referred to as a book-tax difference). The partnership agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of our operating partnership (i) will or could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (ii) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in clause (ii) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—General—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Federal Income Tax Considerations for Holders of Our Common Stock

The following summary describes the principal federal income tax consequences to you of acquiring, owning and disposing of our common stock. This summary assumes you hold shares of our common stock as “capital assets” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, this discussion does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations;

•	“S” corporations;

•	traders in securities that elect to mark to market;

•	partnerships, pass-through entities and persons holding our common stock through a partnership or other pass-through entity;

•	stockholders subject to the alternative minimum tax;

•	regulated investment companies and REITs;

•	non-U.S. governments and international organizations;

•	non-U.S. stockholders that are passive foreign investment companies or controlled foreign corporations;

•	broker-dealers or dealers in securities or currencies;

•	U.S. expatriates;

•	persons holding our common stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction; or

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar.

If you are considering acquiring our common stock, you should consult your tax advisors concerning the application of federal income tax laws to your particular situation as well as any consequences of the acquisition, ownership and disposition of our common stock arising under the laws of any state, local or non-U.S. taxing jurisdiction.

When we use the term “U.S. stockholder,” we mean a holder of shares of our common stock who, for federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation, including an entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If you hold shares of our common stock and are not a U.S. stockholder, you are a “non-U.S. stockholder.”

If a partnership or other entity treated as a partnership for federal income tax purposes holds shares of our common stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding shares of our common stock are encouraged to consult their tax advisors.

Taxation of Taxable U.S. Stockholders

Distributions Generally. Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax discussed below, will be taxable to our taxable U.S. stockholders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations or, except to the extent provided in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. stockholders, including individuals. For purposes of determining whether distributions to holders of our common stock are out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

To the extent that we make distributions on our common stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. stockholder. This treatment will reduce the U.S. stockholder’s adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. stockholder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Certain stock dividends, including dividends partially paid in our capital stock and partially paid in cash that comply with recent IRS guidance, generally will be taxable to the recipient U.S. stockholder to the same extent as if paid in cash.

Capital Gain Dividends. Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our capital stock for the year to the holders of our common stock in proportion to the amount that our total dividends, as determined for federal income tax purposes, paid or made available to the holders of our common stock for the year bears to the total dividends, as determined for federal income tax purposes, paid or made available to holders of all classes of our capital stock for the year.

Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for federal income tax purposes) would be adjusted accordingly, and a U.S. stockholder generally would:

•

include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s income as long-term capital gain;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•

in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of our stock and income designated as qualified dividend income, described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Common Stock. If a U.S. stockholder sells or disposes of shares of common stock, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares. This gain or loss, except as provided below, will be a long-term capital gain or loss if the holder has held such common stock for more than one year. However, if a U.S. stockholder recognizes a loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. stockholder received distributions from us which were required to be treated as long-term capital gains.

Tax Rates. The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” has generally been reduced to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by the REIT as “capital gain dividends.” The currently applicable provisions of the federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert to the provisions of prior law effective for taxable years beginning after December 31, 2012, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income. U.S. stockholders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income.

Medicare Tax on Unearned Income. Certain U.S. stockholders that are individuals, estates or trusts will be required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of our common stock.

Foreign Accounts. Certain future payments made to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this withholding provision on their ownership and disposition of our common stock and the effective date of such provision. See “—Taxation of Non-U.S. Stockholders—Foreign Accounts.”

Information Reporting and Backup Withholding. We are required to report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability, provided the required information is timely furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Dividend income from us and gain arising upon a sale of our shares generally should not be unrelated business taxable income, or UBTI, to a tax-exempt stockholder, except as described below. This income or gain will be UBTI, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our stockholders. However, because our common stock is (and, we anticipate, will continue to be) publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Stockholders

The following discussion addresses the rules governing federal income taxation of the acquisition, ownership and disposition of our common stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of federal income taxation and does not address state, local or non-U.S. tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of federal, state, local and non-U.S. income tax laws on the acquisition, ownership and disposition of shares of our common stock, including any reporting requirements.

Distributions Generally. Distributions (including any taxable stock dividends) that are neither attributable to gains from sales or exchanges by us of U.S. real property interests nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business will generally not be subject to withholding but will be subject to federal income tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. stockholders are subject to federal income tax. Any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold federal income tax at the rate of 30% on any distributions made to a non-U.S. stockholder unless:

(1)	a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

(2)	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s common stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the non-U.S. stockholder’s adjusted basis in such common stock, they will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests. Distributions to a non-U.S. stockholder that we properly designate as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to federal income taxation, unless:

(1)	the investment in our common stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a non-U.S. corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

(2)	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of “U.S. real property interests,” or USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. stockholder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. stockholders would generally be taxed at the same rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax. We also will be required to withhold and to remit to the IRS 35% (or 15% to the extent provided in Treasury Regulations) of any distribution to non-U.S. stockholders that is designated as a capital gain dividend or, if greater, 35% of any distribution to non-U.S. stockholders that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. stockholder’s federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded” on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions will generally be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of the common stock held by stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions of capital gain dividends. Under this approach, the non-U.S. stockholders would be able to offset as a credit against their federal income tax liability their proportionate share of the tax that we paid on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax that we paid exceeds their actual federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, a non-U.S. stockholder should consult its tax advisor regarding the taxation of such retained net capital gain.

Sale of Our Common Stock. Gain recognized by a non-U.S. stockholder upon the sale, exchange or other taxable disposition of our common stock generally will not be subject to federal income taxation unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a “U.S. real property holding corporation,” or USRPHC, will constitute a USRPI. We believe that we are a USRPHC. Our common stock will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Because our common stock is (and, we anticipate, will continue to be) publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of our common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. stockholder if either (a) the investment in our common stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business or (b) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our common stock, a non-U.S. stockholder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. stockholder (1) disposes of such stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1), subject to an exception applicable to “regularly traded” stock if the non-U.S. stockholder did not own more than 5% of the stock at any time during the one-year period ending on the date of the distribution described in clause (1).

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. stockholder sells our common stock, gain arising from the sale or other taxable disposition by a non-U.S. stockholder of such stock would not be subject to federal income taxation under FIRPTA as a sale of a USRPI if:

(1)	such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and

(2)	such non-U.S. stockholder owned, actually and constructively, 5% or less of such class of our stock throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular federal income tax with respect to such gain in the same manner as a taxable U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, and if shares of our common stock were not “regularly traded” on an established securities market, the purchaser of such common stock would generally be required to withhold and remit to the IRS 10% of the purchase price.

Information Reporting and Backup Withholding Tax. Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a U.S. person.

Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is timely furnished to the IRS.

Foreign Accounts. Withholding taxes may apply to certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Specifically, a 30% withholding tax will be imposed on dividends on, and gross proceeds from the sale or other disposition of, our stock paid to a foreign financial institution or to a foreign nonfinancial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it generally must enter into an agreement with the U.S. Treasury that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders.

Although these rules currently apply to applicable payments made after December 31, 2012, in recent guidance, the IRS has indicated that Treasury Regulations will be issued providing that the withholding provisions described above will apply to payments of dividends on our common stock made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of such stock on or after January 1, 2015. Prospective investors should consult their tax advisors regarding these withholding provisions.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT, the exercise of redemption rights with respect to the common units, and an investment in our common stock.

SELLING STOCKHOLDERS

The “selling stockholders” are the people or entities who may sell shares of our common stock registered pursuant to this registration statement. Such selling stockholders may currently hold shares of our common stock registered pursuant to this registration statement or may receive shares of our common stock registered pursuant to this registration statement upon exchange of common units. The following table provides the names of the selling stockholders, the number of shares of our common stock currently held by such selling shareholders prior to any exchange by them of common units, the maximum number of shares of our common stock issuable to such selling stockholders in such exchange and the aggregate number of shares of our common stock that will be owned by such selling stockholders after the exchange. Since the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus or that the selling stockholders will own upon completion of the offering to which this prospectus relates.

The selling stockholders named below and their permitted transferees, pledgees, orderees or other successors may from time to time offer the shares of our common stock offered by this prospectus:

Name of Beneficial Owner(1)	Common Shares Owned Prior to the Exchange	Common Units Owned Prior to the Exchange	Maximum Number of Common Shares Issuable in the Exchange	Common Shares Owned Following the Exchange(2)		Maximum Number of Shares to be Resold	Common Shares Owned After Resale(3)
				Number	%		Number	%
Farallon Capital Partners, L.P.(4)	1,892,172	1,813,518	1,813,518	3,705,690	10.5	3,705,690	—	—
Farallon Capital Institutional Partners, L.P.(4)	7,501,341	—	—	7,501,341	22.3	7,501,341	—	—
Farallon Capital Institutional Partners III, L.P.(4)	840,348	—	—	840,348	2.5	840,348	—	—
Victor J. Coleman(5)	360,327	402,907	402,907	763,234	2.2	520,554	242,680	*
Howard S. Stern(6)	92,788	216,949	216,949	309,737	0.9	216,949	92,788	*
Glenborough Fund XIV, L.P.	—	155,878	155,878	155,878	0.5	155,878	—	—
Total	10,686,976	2,589,252	2,589,252	13,276,228		12,940,760	335,468

*	Less than 1.0 percent.
(1)	The selling stockholders listed below hold shares of our common stock and/or common units in our operating partnership received in connection with two private placements and/or pursuant to contribution agreements that we entered into in connection with our initial public offering.
(2)	Assumes that we exchange the common units of the selling stockholders for shares of our common stock. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of our common stock of only such selling stockholder. Also assumes that no transactions with respect to our common stock or common units occur other than the exchange.
(3)	Assumes that the selling stockholders sell all of their shares of our common stock offered pursuant to this prospectus. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of our common stock of only such selling stockholder.
(4)	Farallon Partners, L.L.C., or FPLLC, is the general partner of each of Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P. and Farallon Capital Institutional Partners III, L.P., referred to collectively as the Farallon Funds, and may be deemed to beneficially own the shares of our common stock or the common units in our operating partnership held by each of the Farallon Funds. As managing members of FPLLC with the power to exercise investment discretion, each of Richard B. Fried, Daniel J. Hirsch, Monica R. Landry, Michael G. Linn, Stephen L. Millham, Rajiv A. Patel, Thomas G. Roberts, Jr., Andrew J. M. Spokes, Thomas F. Steyer, John R. Warren and Mark C. Wehrly, referred to collectively as the Farallon Managing Members, may be deemed to beneficially own the shares of our common stock or the common units in our operating partnership held by each of the Farallon Funds. Each of FPLLC and the Farallon Managing Members disclaims beneficial ownership of the shares of our common stock or the common units in our operating partnership held by the Farallon Funds, except to the extent of their respective pecuniary interest therein. All of the entities and individuals identified in this footnote disclaim group attribution. Richard B. Fried, a Farallon Managing Member, is a member of our board of directors.
(5)	Victor J. Coleman serves as Chairman and Chief Executive Officer of our company. Prior to joining our company, Mr. Coleman served as founder and managing partner of our predecessor, Hudson Capital, LLC.
(6)	Howard S. Stern serves as Director, President and Secretary of our company. Prior to joining our company, Mr. Stern served as managing partner of our predecessor, Hudson Capital, LLC.

PLAN OF DISTRIBUTION

This prospectus relates to:

•

the possible resale, from time to time, by the selling stockholders of up to 10,351,508 shares of our common stock consisting of (i) 7,226,508 shares of our common stock initially issued in private placements on June 29, 2010 in connection with our formation transactions and (ii) 3,125,000 shares of our common stock initially issued on May 3, 2011 in a subsequent private placement.

•

the issuance by us of up to 2,589,252 shares of our common stock if, and to the extent that, the selling stockholders tender their common units for redemption and we elect, in our sole and absolute discretion, to exchange such common units for common stock in lieu of a cash redemption by our operating partnership; and

•	the offer and sale, from time to time, by the selling stockholders of some or all of those 2,589,252 shares of common stock issued pursuant to this prospectus in exchange for common units.

We are registering the shares of our common stock to provide the holders with freely tradable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the holders.

We will not receive any proceeds from the issuance of the shares of our common stock to the selling stockholders or from the sale of such shares by the selling stockholders, but we have agreed to pay the following expenses of the registration of such shares:

•	all registration and filing fees;

•	fees and expenses for complying with securities or blue sky laws, including reasonable fees and disbursements of counsel in connection with blue sky qualifications;

•	printing expenses;

•	internal expenses including, without limitation, all salaries and expenses of our officers and employees performing legal or accounting duties;

•	the fees and expenses incurred in connection with the listing of our common stock;

•	reasonable fees and disbursements of counsel and customary fees and expenses for independent certified public accountants retained by us; and

•	the reasonable fees and expenses of any special experts retained by us in connection with the registration.

We have no obligation to pay any fees, discounts or commissions attributable to the sale of such common stock by the selling stockholders, or any out-of-pocket expenses of the selling stockholders, or the agents who manage their accounts, or any transfer taxes relating to the registration or sale of our common stock contemplated hereby.

The selling stockholders may from time to time offer and sell, transfer or otherwise dispose of any or all of the shares of our common stock covered by this prospectus through underwriters or dealers, directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of commissions from the selling stockholders and from the purchasers of such shares for whom they may act as agent. The selling stockholders and any dealers or agents that participate in the distribution of such shares may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the sale of our common stock by them and any commissions received by any of these dealers or agents might be deemed to be underwriting commissions under the Securities Act.

The common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. These prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters, dealers or agents who may receive fees or commissions in connection with any such sale. The selling stockholders may dispose of the shares or interests therein by a variety of methods, including the following:

•	on any national securities exchange on which our common stock may be listed at the time of sale, including the New York Stock Exchange;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchange or in the over-the-counter market, which may include privately negotiated transactions and sales directly to one or more purchasers;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	in any combination of the above or by any other legally available means.

These transactions may include block transactions (in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction) or crosses (in which the same broker-dealer acts as agent on both sides of the trade). The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.

In connection with distribution of the shares of our common stock covered by this prospectus:

•	the selling stockholders may enter into hedging transactions with broker-dealers;

•	the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders;

•	the selling stockholders may sell our common stock short and deliver our common stock to close out these short positions;

•

the selling stockholders may enter into option or other transactions with broker-dealers that involve the delivery of our common stock to the broker-dealers, who may then resell or otherwise transfer our common stock; and

•

the selling stockholders may loan or pledge our common stock to a broker-dealer and the broker-dealer may sell our common stock so loaned or upon a default may sell or otherwise transfer the pledged stock.

Persons participating in the distribution of the shares of our common stock offered by this prospectus may engage in transactions that stabilize the price of our common stock. The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock in the market and to the activities of the selling stockholders.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. Venable LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law, including the validity of our common stock covered by this prospectus.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited (i) our consolidated financial statements, appearing in our Annual Report on Form 10-K for the year ended December 31, 2010 as set forth in their report, (ii) the statements of revenues and certain expenses of Rincon Center JV LLC for the years ended December 31, 2010 and 2009, appearing in our Current Report on Form 8-K/A filed on June 27, 2011 as set forth in their report; (iii) the financial statements of Howard Street Associates, LLC as of December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008 and the period from February 14, 2007 (commencement of operations) to December 31, 2007, appearing in our Current Report on Form 8-K filed on November 29, 2010 as set forth in their report; (iv) the statements of revenues and certain expenses of ECI Washington, LLC and Canpartners IV 222 Kearny, LLC for the year ended December 31, 2009 appearing in our Current Report on Form 8-K filed on July 1, 2011 as set forth in their reports; (v) the combined statement of revenues and certain expenses of GLB Encino, LLC and Glenborough Tierrasanta, LLC for the year ended December 31, 2009 appearing in our Current Report on Form 8-K filed on July 1, 2011 as set forth in their report; (vi) the statement of revenues and certain expense of City Plaza for the year ended December 31, 2007 appearing in our Current Report on Form 8-K filed on July 1, 2011 as set forth in their report; and (vii) the statement of revenues and certain expenses of CIM/6922 Hollywood, LLC for the year ended December 31, 2010 appearing in this registration statement and related prospectus as set forth in their report. We have incorporated by reference or included each of the aforementioned financial statements in this prospectus and elsewhere in the registration statement, and audited financial statements to be included in subsequently filed documents will be incorporated herein by reference, in reliance on Ernst & Young LLP’s reports given on their authority as experts in accounting and auditing.

The combined statements of operations, members’ equity and cash flows of our predecessor for the year ended December 31, 2008 as incorporated by reference in this prospectus and registration statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report, which has been incorporated by reference herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s website, www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act with respect to the securities registered hereby. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the securities registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus and any accompanying prospectus supplement are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the Securities and Exchange Commission, modifies or replaces this information. We incorporate by reference the following documents we filed with the Securities and Exchange Commission:

•	our Annual Report on Form 10-K for the year ended December 31, 2010;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2011;

•

our Current Reports on Form 8-K or 8-K/A, as applicable, filed with the Securities and Exchange Commission on November 29, 2010, February 15, April 5, April 25, April 28, May 4, June 14, June 27 and July 1, 2011;

•	our Proxy Statement filed with the Securities and Exchange Commission on April 28, 2011;

•	the description of our common stock included in our registration statement on Form 8-A filed with the Securities and Exchange Commission on June 21, 2010;

•	the description of our series B cumulative redeemable preferred stock included in our registration statement on Form 8-A filed with the Securities and Exchange Commission on December 6, 2010; and

•

all documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the underlying securities.

We also specifically incorporate by reference any documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Securities and Exchange Commission, such information or exhibit is specifically not incorporated by reference in this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Hudson Pacific Properties, Inc., 11601 Wilshire Blvd., Suite 1600, Los Angeles, California 90025, Attention: General Counsel.

INDEX TO FINANCIAL STATEMENTS

Hudson Pacific Properties, Inc.:
Pro Forma Financial Statements (unaudited):
Pro Forma Consolidated Balance Sheet as of June 30, 2011	F-2
Pro Forma Consolidated Statement of Operations for the Six Months Ended June 30, 2011	F-3
Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2010	F-4
Notes to Unaudited Pro Forma Consolidated Financial Statements	F-5
CIM/6922 Hollywood, LLC:
Report of Independent Auditors	F-7
Statements of Revenues and Certain Expenses for the Year Ended December 31, 2010 and Six Months ended June 30, 2011 (unaudited)	F-8
Notes to Statements of Revenues and Certain Expenses for the Year Ended December 31, 2010 and Six Months ended June 30, 2011 (unaudited)	F-9

F-i

HUDSON PACIFIC PROPERTIES, INC.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma consolidated balance sheet of Hudson Pacific Properties, Inc. (the “Company” or “Our”) as of June 30, 2011 and unaudited pro forma consolidated statements of operations of the Company for the year ended December 31, 2010 and the six months ended June 30, 2011 have been prepared as if the acquisition of the 6922 Hollywood property had occurred on June 30, 2011 for the pro forma consolidated balance sheet, and as if the acquisition of the 6299 Hollywood property, the 2011 equity offering and the concurrent private placement, the acquisition of 100% of the Rincon Center property and concurrent refinancing, the acquisitions of Glenborough Tierrasanta, LLC, GLB Encino, LLC, Del Amo Fashion Center Operating Company, L.L.C., Hudson Capital, LLC, the 9300 Wilshire property, the 222 Kearny property, the 10950 Washington property, and the 1455 Market office property, the refinancing of the Sunset Bronson and Sunset Gower media properties, our IPO and the 2010 private placement had occurred on January 1, 2010 for both pro forma consolidated statements of operations.

Our pro forma consolidated financial statements are presented for informational purposes only and should be read in conjunction with the historical financial statements of the 6922 Hollywood property and related notes thereto included elsewhere in this filing and our form 10-K filed with the Securities and Exchange Commission. The adjustments to our pro forma consolidated financial statements are based on available information and assumptions that we consider reasonable. Our pro forma consolidated financial statements do not purport to (1) represent our financial position that would have actually occurred had the acquisition of the 6922 Hollywood property occurred on June 30, 2011, (2) represent the results of our operations that would have actually occurred had the acquisition of the 6922 Hollywood property, the 2011 equity offering and the concurrent private placement, the acquisition of 100% of the Rincon Center property and concurrent refinancing, the acquisitions of Glenborough Tierrasanta, LLC, GLB Encino, LLC, Del Amo Fashion Center Operating Company, L.L.C., Hudson Capital, LLC, the 9300 Wilshire property, the 222 Kearny property, the 10950 Washington property and the 1455 Market office property, the refinancing of the Sunset Bronson and Sunset Gower media properties, our IPO and the 2010 private placement occurred on January 1, 2010 and (3) project our financial position or results of operations as of any future date or for any future period, as applicable.

Hudson Pacific Properties Inc.

Pro Forma Consolidated Balance Sheet

As of June 30, 2011

(Unaudited and in thousands)

	Hudson Pacific Properties, Inc. (A)	Acquisition of 6922 Hollywood (B)	Company Pro Forma
ASSETS
Investment in real estate, net	$829,284	$81,256	$910,540
Cash and cash equivalents	86,893	(50,400)	36,493
Restricted cash	8,184	—	8,184
Accounts receivable, net	11,386	—	11,386
Straight-line rent receivables	8,732	—	8,732
Deferred leasing costs and lease intangibles, net	77,031	14,078	91,109
Deferred finance costs, net	5,262	—	5,262
Interest rate contracts	631	—	631
Goodwill	8,754	—	8,754
Prepaid expenses and other assets	5,641	—	5,641

TOTAL ASSETS	$1,041,798	$44,934	$1,086,732

LIABILITIES AND EQUITY
Notes payable	$275,002	$42,100	$317,102
Accounts payable and accrued liabilities	12,484	—	12,484
Below-market leases	19,082	2,834	21,916
Security deposits	5,443	—	5,443
Prepaid rent	12,666	—	12,666

TOTAL LIABILITIES	$324,677	$44,934	$369,611
6.25% Series A Cumulative Redeemable Preferred units of the Operating Partnership	12,475	—	12,475

EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 authorized; 8.375% cumulative redeemable preferred stock, $25.00 liquidation preference, 3,500,000 shares outstanding at June 30, 2011	87,500	—	87,500
Common Stock, $0.01 par value 490,000,000 authorized, 33,570,842 outstanding at June 30, 2011	336	—	336
Additional paid-in capital	560,727	—	560,727
Accumulated other comprehensive loss	(449)	—	(449)
Accumulated deficit	(7,969)	—	(7,969)

Total Hudson Pacific Properties, Inc. shareholders’ equity	640,145	—	640,145
Non-controlling unitholders in Operating Partnership	64,501	—	64,501

TOTAL EQUITY	704,646	—	704,646

TOTAL LIABILITIES & EQUITY	$1,041,798	$44,934	$1,086,732

Hudson Pacific Properties Inc.

Pro Forma Consolidated Statement of Operations

For the Six Months Ended June 30, 2011

(Unaudited and in thousands, except share data)

	Hudson Pacific Properties, Inc. (AA)	Other Acquisitions and Adjustments (BB)	Pro Forma before Acquisition of 6922 Hollywood (CC)	Acquisition of 6922 Hollywood (DD)	Income Allocation (EE)	Company Pro Forma
REVENUES
Office
Rental	$35,335	$—	$35,335	$2,945	$—	$38,280
Tenant recoveries	12,147	—	12,147	250	—	12,397
Other	2,186	—	2,186	1,028	—	3,214

Total office revenue	49,668	—	49,668	4,223	—	53,891
Media & entertainment
Rental	11,072	—	11,072	—	—	11,072
Tenant recoveries	859	—	859	—	—	859
Other property-related revenue	6,513	—	6,513	—	—	6,513
Other	99	—	99	—	—	99

Total media & entertainment revenues	18,543	—	18,543	—	—	18,543

Total revenues	68,211	—	68,211	4,223	—	72,434

OPERATING EXPENSES
Office operating expenses	19,807	—	19,807	1,373	—	21,180
Media & entertainment operating expenses	10,950	—	10,950	—	—	10,950
General and administrative	6,208	—	6,208	—	—	6,208
Depreciation and amortization	21,987	—	21,987	1,685	—	23,672

Total operating expenses	58,952	—	58,952	3,058	—	62,010

Income from operations	9,259	—	9,259	1,165	—	10,424

OTHER EXPENSE (INCOME)
Interest expense	9,172	(839)	8,333	1,185	—	9,518
Interest income	(31)	—	(31)	—	—	(31)
Other expenses	235	—	235	—	—	235

	9,376	(839)	8,537	1,185	—	9,722

Net income (loss)	$(117)	$839	$722	$(20)	$—	$702
Less: Net income attributable to preferred stock and units	(4,054)	—	(4,054)	—	—	(4,054)
Less: Net income attributable to restricted shares	(124)	—	(124)	—	—	(124)
Less: Net income attributable to non-controlling members in consolidated real estate entities	(803)	803	—	—	—	—
Add: Net loss attributable to unitholders in the Operating Partnership	487	—	487	—	(233)	254

Net loss attributable to Hudson Pacific Properties, Inc. stockholders	$(4,611)	$1,642	$(2,969)	$(20)	$(233)	$(3,222)

Pro Forma loss per share—basic and diluted						$(0.10)	(FF	)
Pro Forma weighted average shares outstanding—basic and diluted						33,144,915	(FF	)

Hudson Pacific Properties Inc.

Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2010

(Unaudited and in thousands, except share data)

	Hudson Pacific Properties, Inc. (AA)	Other Acquisitions and Adjustments (BB)	Pro Forma before Acquisition of 6922 Hollywood (CC)	Acquisition of 6922 Hollywood (DD)	Other Pro Forma Adjustments (EE)	Company Pro Forma
REVENUES
Office
Rental	$22,247	$45,095	$67,342	$6,062	$—	$73,404
Tenant recoveries	4,023	23,643	27,666	336	—	28,002
Other	233	2,321	2,554	1,820	—	4,374

Total office revenue	26,503	71,059	97,562	8,218	—	105,780
Media & entertainment
Rental	20,931	—	20,931	—	—	20,931
Tenant recoveries	1,571	—	1,571	—	—	1,571
Other property-related revenue	11,397	—	11,397	—	—	11,397
Other	238	—	238	—	—	238

Total media & entertainment revenues	34,137	—	34,137	—	—	34,137

Total revenues	60,640	71,059	131,699	8,218	—	139,917

OPERATING EXPENSES
Office operating expenses	10,212	38,119	48,331	2,509	—	50,840
Media & entertainment operating expenses	19,815	(400)	19,415	—	—	19,415
General and administrative	4,493	2,909	7,402	—	—	7,402
Depreciation and amortization	15,912	23,464	39,376	3,370	—	42,746

Total operating expenses	50,432	64,092	114,524	5,879	—	120,403

Income from operations	10,208	6,967	17,175	2,339	—	19,514

OTHER EXPENSE (INCOME)
Interest expense	8,831	7,628	16,459	2,405	—	18,864
Interest income	(59)	—	(59)	—	—	(59)
Unrealized (gain) on interest rate contracts	(347)	—	(347)	—	—	(347)
Acquisition-related expenses	4,273	—	4,273	—	—	4,273
Other expenses	192	200	392	—	—	392

	12,890	7,828	20,718	2,405	—	23,123

Net loss	$(2,682)	$(861)	$(3,543)	$(66)	$—	$(3,609)

Less: Net income attributable to preferred stock and units	(817)	—	(817)	—	(7,291)	(8,108)
Less: Net income attributable to restricted shares	(50)	—	(50)	—	(162)	(212)
Less: Net income attributable to non-controlling members in consolidated real estate entities	(119)	—	(119)	—	119	—
Add: Net loss attributable to unitholders in the Operating Partnership	418	—	418	—	453	871

Net loss attributable to Hudson Pacific Properties, Inc. stockholders	$(3,250)	$(861)	$(4,111)	$(66)	$(6,881)	$(11,058)

Pro Forma loss per share—basic and diluted						$(0.33)	(FF	)
Pro Forma weighted average shares outstanding—basic and diluted						33,144,915	(FF	)

HUDSON PACIFIC PROPERTIES, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. Balance sheet adjustments

(A)	Represents the balance sheet of Hudson Pacific Properties, Inc. (the “Company,” “we,” “our” or “us”) as of June 30, 2011.

(B)	Reflects the acquisition of the 6922 Hollywood property. The purchase price of $92.5 million has been allocated to land ($16,098), buildings and improvements ($65,158), in-place leases ($3,907), deferred leasing costs ($3,997), above-market leases ($6,174), below-market leases ($2,834), and other operating assets acquired and liabilities assumed. The Company allocated the purchase price of the property’s tangible and intangible assets in accordance with Financial Accounting Standards Board Accounting Standards Codification ASC Topic 805: Business Combinations. In connection with the acquisition of the 6922 Hollywood property, the Company will assume approximately $42,100 of debt.

2. Income statement adjustments

(AA)	Reflects our historical consolidated statement of operations for the six month period ended June 30, 2011 and for the year ended December 31, 2010.

(BB)	Reflects the incremental impact on our pro forma results of operations for the six months ended June 30, 2011 and the year ended December 31, 2010 from our IPO, the 2010 private placement and related formation transactions including (1) repayment of debt secured by the Sunset Gower property, the Technicolor Building and 875 Howard Street property; (2) contracted additional general and administrative expenses as a result of becoming a public company, including, but not limited to, incremental salaries including amortization of non-cash compensation expense on restricted shares issued to management and board of directors’ fees and expenses; (3) expected tax expense to be incurred by our taxable REIT subsidiary for other property related income; and (4) the elimination of management fee expenses as a result of the acquisition of the Hudson Capital, LLC management company. We expect to incur additional general and administrative expenses as a result of operating as a public company, including, but not limited to, incremental salaries, board of directors’ fees and expenses, directors’ and officers’ insurance, Sarbanes-Oxley Act of 2002 compliance costs, and incremental audit and tax fees. In addition, this reflects the incremental impact on our pro forma results of operations for the year ended December 31, 2010 from our acquisitions of Glenborough Tierrasanta, LLC, GLB Encino, LLC, Del Amo Fashion Center Operating Company, L.L.C., Hudson Capital, LLC, the 9300 Wilshire property, the 222 Kearny property, the 10950 Washington property, the 1455 Market property, and Rincon Center, LLC as if these acquisitions had occurred on January 1, 2010. Further, we have included interest expense from our secured revolving credit facility balance as of December 31, 2010, as if the entire balance was outstanding on January 1, 2010. The calculation of interest expense relating to our secured revolving credit facility assumes an interest rate of LIBOR plus 2.50% and a 0.40% unused line fee. Finally, we reflected the impact of the refinancing transactions related to the Sunset Bronson and Sunset Gower media properties as if such transaction had occurred on January 1, 2010. Finally, we have included the repayment of our secured revolving credit facility balance of $46,500 using the proceeds from our 2011 equity offering and related private placement resulting in an increase in the unused line fee and decrease in interest expense as if repayment had occurred on January 1, 2010.

(CC)	Reflects pro forma results of operations for the six months ended June 30, 2011 and the year ended December 31, 2010 prior to giving effect to the acquisition of the 6922 Hollywood property (see (B)).

(DD)	The pro forma adjustments reflect the acquisition 6922 Hollywood for the six months ended June 30, 2011 and for the year ended December 31, 2010 as if the property was acquired on January 1, 2010.

(EE)	Reflects the incremental impact on our pro forma results of operations for the six months ended June 30, 2011 and the year ended December 31, 2010 as a result of (1) the income allocation to the series A preferred operating partnership units issued during June 2010 as part of our IPO and the income allocation to the series B cumulative redeemable preferred stock issued during December 2010 as part of our December 2010 secondary offering; (2) the income allocation to the unvested restricted shares issued concurrent with and subsequent to our June 2010 IPO; and (3) the income allocation to unitholders in our operating partnership. The issuance of shares in the 2011 equity offering and concurrent private placement will cause more of our pro forma net loss to be attributable to the Company and less to unitholders in our operating partnership. See Notes (AA) through (DD).

(FF)	Pro forma loss per share—basic and diluted is calculated by dividing pro forma consolidated net loss allocable to common stockholders by the number of weighted average shares of common stock outstanding as if the issuance of stock as part of the June 2010 IPO, the 2010 private placement, and the 2011 equity offering and concurrent private placement had occurred on January 1, 2010. For each period, the series A preferred units in our operating partnership and the participating securities have been excluded from the computation of diluted pro forma earnings per share as such inclusion would be anti-dilutive.

Report of Independent Auditors

The Board of Directors and Stockholders of Hudson Pacific Properties, Inc.

We have audited the accompanying statement of revenues and certain expenses (as defined in Note 1) of CIM/6922 Hollywood, LLC (the “Company”), for the year ended December 31, 2010. This statement of revenues and certain expenses is the responsibility of the Company’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement, assessing the accounting principles used, and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses of the Company was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-3 of Hudson Pacific Properties, Inc. as described in Note 1, and are not intended to be a complete presentation of the revenues and expenses of the Company.

In our opinion, the statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenues and certain expenses, as defined in Note 1, of CIM/6922 Hollywood, LLC for the year ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Los Angeles, California

August 29, 2011

CIM/6922 Hollywood, LLC

Statements of Revenues and Certain Expenses

Year Ended December 31, 2010 and Six Months ended June 30, 2011 (unaudited)

(In thousands)

	Year Ended December 31, 2010	Six Months Ended June 30, 2011 (unaudited)
Revenues
Rental revenues	$6,521	$3,175
Tenant recoveries	336	250
Parking and other	1,820	1,028

Total revenues	8,677	4,453

Certain expenses
Property operating expenses	2,509	1,373

Total certain expenses	2,509	1,373

Revenues in excess of certain expenses	$6,168	$3,080

See accompanying notes.

CIM/6922 Hollywood, LLC

Notes to Statements of Revenues and Certain Expenses

Year Ended December 31, 2010 and six months ended June 30, 2011 (unaudited)

(In thousands)

1. Basis of Presentation

The accompanying statements of revenues and certain expenses includes the operations of 6922 Hollywood Boulevard (“6922 Hollywood”), an office building located in Los Angeles, California. 6922 Hollywood is owned by CIM/6922 Hollywood, LLC (the “Company”).

The accompanying statements of revenues and certain expenses relates to the Company and has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual operations for the periods presented as revenues and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred to the future operations of the Company, have been excluded. Such items include depreciation, amortization, management fees, certain property administrative expenses, interest expense, interest income and amortization of above and below market leases.

2. Summary of Significant Accounting Policies

Revenue Recognition

The Company recognizes rental revenue from tenants on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset.

Tenant recoveries related to reimbursement of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period the applicable expenses are incurred. The reimbursements are recognized and presented gross, as the Company is generally the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the associated credit risk.

Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting periods to prepare the combined statements of revenues and certain expenses in conformity with U.S. generally accepted accounting principles. Actual results could differ from those estimates.

3. Minimum Future Lease Rentals

There are various lease agreements in place with tenants to lease space in the Company. As of December 31, 2010, the minimum future cash rents receivable under noncancelable operating leases in each of the next five years and thereafter are as follows:

2011	$5,408
2012	4,989
2013	4,907
2014	4,514
2015	4,168
Thereafter	13,643

$37,629

CIM/6922 Hollywood, LLC

Notes to Statements of Revenues and Certain Expenses

Year Ended December 31, 2010 and six months ended June 30, 2011 (unaudited)

(In thousands)

Leases generally require reimbursement of the tenant’s proportional share of common area, real estate taxes and other operating expenses, which are excluded from the amounts above.

4. Tenant Concentrations

For the year ended December 31, 2010 and the six-months ended June 30, 2011, two tenants represented 48.6% and 53.6% (unaudited), respectively of the Company’s rental revenue.

5. Related-Party Transactions

The members of CIM/6922 Hollywood, LLC are a tenant of 6922 Hollywood and have a lease expiring on April 30, 2016. Approximately $874 and $479 (unaudited) of revenues are included in the statements of revenues and certain expenses for the year ended December 31, 2010 and the six months ended June 30, 2011, respectively.

6. Commitments and Contingencies

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management believes that the ultimate settlement of these actions will not have a material adverse effect on the Company’s results of operations.

7. Subsequent Events

The Company evaluated subsequent events through the date these statements of revenues and certain expenses were issued.